 Exhibit 99.1

Viterra

LIMITED

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

Viterra Limited

13-14 Esplanade

St Helier

JE1 1EE

Jersey

Opinion

We have audited the consolidated financial statements of Viterra Limited (the "Company" or "Parent") and subsidiaries (the "Group" or "Viterra"), which comprise the consolidated statements of financial position as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes of equity, and cash flows for the years then ended and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Viterra as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Viterra and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing Viterra’s ability to continue as a going concern at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate Viterra or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Viterra’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Viterra’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte LLP

London, United Kingdom

1 March 2024

Consolidated Financial Statements

Viterra Limited 2023 Financial Statements - 2

Consolidated statement of income

For the year ended 31 December

US$ million	Notes	2023	2022
Revenue	2	54,673	53,854
Cost of goods sold		(52,971)	(51,796)
Gross margin		1,702	2,058
Selling and administrative expenses		(467)	(385)
Share of income from associates and joint ventures	12	52	38
Gain on disposals of investments	4	31	11
Loss on remeasurement of disposal group held for sale	3	(162)	—
Impairment release on trade receivables	16	6	1
Other income	5	124	143
Other expense	5	(99)	(162)
Dividend income		3	3
Interest income		47	23
Interest expense	7	(573)	(374)
Income before income taxes		664	1,356
Current income tax expense	8	(305)	(434)
Deferred income tax recovery	8	94	120
Income for the year		453	1,042

Attributable to:
Non-controlling interests		7	(1)
Equity holders		446	1,043

The accompanying notes are an integral part of the consolidated financial statements.

Viterra Limited 2023 Financial Statements - 3

Consolidated statement of comprehensive income

For the year ended 31 December

US$ million	Notes	2023	2022
Income for the year		453	1,042

Other comprehensive income[1]
Items not to be reclassified to the statement of income in subsequent periods:
Gain/(loss) on remeasurement of defined benefit plan	21	9	(33)
Gain/(loss) on financial assets measured at fair value through other comprehensive income		2	(1)
Net items not to be reclassified to the statement of income in subsequent periods[1]:		11	(34)
Items that are or may be reclassified to the statement of comprehensive income in subsequent periods:
Exchange gain/(loss) on translation of foreign operations		53	(104)
Gain/(loss) on cash flow hedges		19	(5)
Net items that are or may be reclassified to the statement of income in subsequent periods:		72	(109)
Other comprehensive income/(loss)		83	(143)
Total comprehensive income		536	899

Attributable to:
Non-controlling interests		7	(3)
Equity holders of the parent		529	902

1 Amounts are net of deferred tax.

The accompanying notes are an integral part of the consolidated financial statements.

Viterra Limited 2023 Financial Statements - 4

Consolidated statement of financial position

As at 31 December

US$ million	Notes	2023	2022
Assets
Non-current assets
Property, plant and equipment[1]	9	4,988	4,994
Intangible assets[1]	10	1,397	1,405
Investments in associates and joint ventures[1]	12	382	510
Other investments	25	19	15
Advances and loans	13	98	93
Pension surplus	21	57	43
Deferred tax assets	8	324	234
		7,265	7,294
Current assets
Biological assets	14	29	26
Inventories	15	7,117	9,111
Accounts receivable[1]	16	3,192	4,625
Other investments	25	90	8
Other financial assets	26	1,055	1,750
Cash and cash equivalents	17	530	637
Income tax receivable		211	97
		12,224	16,254
Total assets		19,489	23,548

Equity and liabilities
Capital and reserves – attributable to equity holders
Share capital	18	1	1
Reserves and retained earnings		5,180	5,102
		5,181	5,103
Non-controlling interests	30	163	156
Total equity		5,344	5,259
Non-current liabilities
Borrowings	19	5,480	5,723
Deferred tax liabilities[1]	8	463	455
Post-employment benefits	20	15	14
Provisions	20	145	125
Other long-term liabilities[1]		39	37
Other financial liabilities	26	136	210
		6,278	6,564
Current liabilities
Borrowings	19	2,430	4,942
Accounts payable[1]	22	4,555	5,458
Provisions	20	70	45
Other financial liabilities	26	640	1,052
Income tax payable[1]		168	227
Other current liabilities		4	1
		7,867	11,725
Total equity and liabilities		19,489	23,548

1 Prior year figures are adjusted to reflect the finalisation of the purchase acquisition accounting for the acquisition of Gavilon, refer to note 23.

The accompanying notes are an integral part of the consolidated financial statements.

These consolidated financial statements were approved by the Board of Directors on 29 February 2024 and signed on behalf of the Board.

Viterra Limited 2023 Financial Statements - 5

Consolidated statement of cash flows

For the year ended 31 December

US$ million	Notes	2023	2022
Operating activities
Income before income taxes		664	1,356
Adjustments for:
Depreciation and amortisation	9, 10	851	930
Share of income from associates and joint ventures	12	(52)	(38)
Increase in other long-term liabilities		3	5
Gain on disposals of investments	4	(31)	(11)
Impairment (reversal)/charge - net	6	(79)	7
Loss on remeasurement of disposal group held for sale	3	162	—
(Gain)/loss in mark-to-market valuations on investments held for trading[1]	4	(1)	22
Net foreign exchange losses[1]	5	62	5
Gain on sale of property, plant and equipment[1]		(12)	(7)
Other non-cash items – net[1]		(1)	(11)
Interest income		(47)	(23)
Interest expense	7	573	374
Cash generated by operating activities before working capital changes		2,092	2,609
Working capital changes
Decrease in inventories[2]		1,981	589
Decrease/(increase) in accounts receivable		1,360	(903)
Increase in other financial assets		729	15
(Decrease)/increase in accounts payable		(1,057)	1,022
(Decrease)/increase in other financial liabilities		(479)	(386)
Total working capital changes		2,534	337
Income taxes paid		(489)	(318)
Interest received		45	2
Interest paid		(579)	(322)
Net cash generated by operating activities		3,603	2,308
Investing activities
Net cash received/(disposed) in acquisition of subsidiaries	23	54	(2,235)
Net cash (disposed)/received from disposal of subsidiaries	23	(44)	8
Proceeds from sale of investments in associates	4	82	—
Purchase of other investments	25	(92)	(2)
Proceeds from sale of other investments		10	3
Purchase of property, plant and equipment and intangibles[3]	9, 10	(299)	(271)
Proceeds from sale of property, plant and equipment and intangibles	9, 10	23	25
Dividends received		36	11
Net cash used by investing activities		(230)	(2,461)

Viterra Limited 2023 Financial Statements - 6

Consolidated statement of cash flows

For the year ended 31 December

US$ million	Notes	2023	2022
Financing activities[4]
Proceeds of other non-current bank facilities other than revolving credit facilities	19	13	82
Repayment of other non-current bank facilities other than revolving credit facilities	19	(63)	(143)
Net (repayment)/proceeds of revolving credit facilities		(1,225)	1,618
Proceeds from issuance of capital market notes		—	747
Issuance costs for capital market notes		—	(3)
Net repayment of current borrowings	19	(1,292)	(989)
Repayments of lease liabilities	19	(468)	(589)
Return of capital	18	(451)	(400)
Distribution to non-controlling interest		(3)	—
Net cash (used in)/generated by financing activities		(3,489)	323
(Decrease)/increase in cash and cash equivalents		(116)	170
Foreign exchange movement in cash		9	(8)
Cash and cash equivalents, beginning of the year		637	475
Cash and cash equivalents, end of the year		530	637

1 Starting in 2023, the Group has disaggregated other non cash items - net within the consolidated statement of cash flows. This information was previously presented on a net basis within the consolidated statement of cash flows, and on a gross basis in a related footnote. Comparative amounts have been reclassified from their prior period presentation to conform with the current period presentation.

2 Includes movements in biological assets.

3 Included within accounts payable as at 31 December 2023 are amounts of $7 million (2022: $8 million) relating to purchases of property, plant and equipment which are unpaid.

4 Refer to note 19 for reconciliation of movement in financing liabilities.

The accompanying notes are an integral part of the consolidated financial statements.

Viterra Limited 2023 Financial Statements - 7

Consolidated statement of changes of equity

For the year ended 31 December

US$ million	Retained earnings	Share premium (note 18)	Other reserves (note 18)	Total reserves and retained earnings	Share capital (note 18)	Total equity attributable to equity holders	Non- controlling interests (note 30)	Total equity
At 1 January 2023	3,756	2,396	(1,050)	5,102	1	5,103	156	5,259
Income for the period	446	—	—	446	—	446	7	453
Other comprehensive gain	11	—	72	83	—	83	—	83
Total comprehensive income	457	—	72	529	—	529	7	536
Changes in ownership	—	—	—	—	—	—	3	3
Distributions paid	—	—	—	—	—	—	(3)	(3)
Return of capital	—	(451)	—	(451)	—	(451)	—	(451)
At 31 December 2023	4,213	1,945	(978)	5,180	1	5,181	163	5,344

US$ million	Retained earnings	Share premium (note 18)	Other reserves (note 18)	Total reserves and retained earnings	Share capital (note 18)	Total equity attributable to equity holders	Non- controlling interests (note 30)	Total equity
At 1 January 2022	2,747	2,796	(943)	4,600	1	4,601	157	4,758
Income/(loss) for the period	1,043	—	—	1,043	—	1,043	(1)	1,042
Other comprehensive loss	(34)	—	(107)	(141)	—	(141)	(2)	(143)
Total comprehensive income/(loss)	1,009	—	(107)	902	—	902	(3)	899
Acquisition of business[1]	—	—	—	—	—	—	2	2
Return of capital	—	(400)	—	(400)	—	(400)	—	(400)
At 31 December 2022	3,756	2,396	(1,050)	5,102	1	5,103	156	5,259

1 Refer to note 23 for acquisition of business.

The accompanying notes are an integral part of the consolidated financial statements.

Viterra Limited 2023 Financial Statements - 8

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES

Corporate information

Viterra Limited (the “Company” or “Parent”) together with its subsidiaries (the “Group” or “Viterra”), is a leading integrated originator and marketer of agricultural products, with worldwide activities in the production, refining, processing, storage, transport and marketing of agricultural products. Viterra operates on a global scale, marketing and distributing physical commodities mainly sourced from third party producers to industrial consumers, such as those in the oil and food processing industries. Viterra also provides financing, logistics and other services to producers and consumers of commodities. In this regard, Viterra seeks to capture value throughout the commodity supply chain. Viterra’s long experience in production, processing, storage and handling, and marketing of commodities has allowed it to develop and build upon its expertise in the commodities which it markets and cultivate long-term relationships with a broad supplier and customer base across diverse industries and in multiple geographic regions.

Viterra Limited is a privately held company incorporated and domiciled in Jersey.

On 13 June 2023, the Company entered into a definitive business combination agreement with Bunge Global SA (formerly known as Bunge Limited), a company incorporated in Switzerland, based in the United States and listed on the New York Stock Exchange (“Bunge”). Under the terms of the agreement, which was unanimously approved by the Boards of Directors of the Company and Bunge, Viterra shareholders will receive approximately 65.6 million shares of Bunge stock with an aggregate value at the time of the agreement of approximately $6.2 billion and approximately $2.0 billion in cash. In exchange, Bunge will acquire 100% of the outstanding share capital of Viterra, and will acquire full ownership and sole control of Viterra. In addition, as part of the transaction, Bunge will assume $9.8 billion of Viterra debt. The closure of the transaction is contingent on the fulfilment of customary closing conditions, including receipt of regulatory approvals.

These audited consolidated financial statements for the year ended 31 December 2023 were authorised for issue on 29 February 2024.

Statement of compliance

These consolidated financial statements have been prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘IFRS’).

The consolidated financial statements are prepared under the historical cost convention except for the revaluation of certain financial assets, financial liabilities, biological assets, pension obligations and marketing inventories that are measured at revalued amounts or fair values at the end of each reporting period as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The principal accounting policies adopted are set out below.

Viterra Limited 2023 Financial Statements - 9

Notes to the consolidated financial statements

The Directors have assessed that they have, at the time of approving the consolidated financial statements, a reasonable expectation that the Group has adequate resources to continue in operational existence for at least 12 months from the date of approval of the consolidated financial statements. Therefore, they continue to adopt the going concern basis of accounting in preparing these consolidated financial statements. Further information on Viterra’s objectives, policies and processes for managing its capital and financial risks is detailed in note 24.

Viterra Limited 2023 Financial Statements - 10

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

All amounts are expressed in millions of United States dollars (“USD” or “US dollar”), unless otherwise stated, consistent with the predominant functional currency of Viterra’s operations.

Adoption of new and revised standards

The following amendments to existing accounting pronouncements became effective as of 1 January 2023 and have been adopted by the Group. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

(i) Amendments to IAS 12 Income Taxes titled Deferred Tax Related to Assets and Liabilities Arising from a Single Transaction

These amendments introduce clarification on the application of the initial recognition exemption in IAS 12. Under the amendments, an entity does not apply the initial recognition exemption for transactions that give rise to equal taxable and deductible temporary differences. The amendments did not have a material impact on the consolidated financial statements of the Group.

(ii) Amendments to IAS 12 Income Taxes International Tax Reform Pillar Two Model Rules

The Organisation for Economic Co-operation and Development/G20 Inclusive Framework on Base Erosion and Profit Shifting (OECD/G20 BEPS) published the Pillar Two model rules designed to address the tax challenges arising from the digitalisation of the global economy. It is currently unclear to the Group if the Pillar Two model rules create additional temporary differences, whether to remeasure deferred taxes for the Pillar Two model rules and which tax rate to use to measure deferred taxes. In response to this uncertainty, on 23 May 2023 and 27 June 2023 the IASB issued amendments to IAS 12 Income Taxes introducing a mandatory temporary exception to the requirements of IAS 12 under which a company does not recognise or disclose information about deferred tax assets and liabilities related to the proposed OECD/G20 BEPS Pillar Two model rules. The Group applied the temporary exception for the year ended 31 December 2023. Refer to note 8.

(iii) Amendments to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors – Definition of Accounting Estimates

The amendments to IAS 8 clarify the distinction between changes in accounting estimates, changes in accounting policies and the correction of errors. They also clarify how entities use measurement techniques and inputs to develop accounting estimates.

The amendments did not have a material impact on the Group's consolidated financial statements.

(iv) Amendments to IAS 1 Presentation of Financial Statements – Materiality of Accounting Policy Disclosure

The amendments replace the requirement for entities to disclose their significant accounting policies with the requirement to disclose their material accounting policy information. The amendments also include guidance to help entities apply the definition of material in making decisions about accounting policy disclosures.

The amendments did not have a material impact on the Group's consolidated financial statements.

Viterra Limited 2023 Financial Statements - 11

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

(v) IFRS 17 – Insurance Contracts

IFRS 17 replaces IFRS 4 Insurance Contracts and provides a new general model for accounting for contracts where the issuer accepts significant insurance risk from another party and agrees to compensate that party if a future uncertain event adversely affects them.

The adoption of the new standard did not have a material impact on the Group's consolidated financial statements.

Revised standards not yet effective

At the date of these consolidated financial statements, the following revised IFRS standards, which are applicable to the Group, were endorsed by the EU and became effective for the reporting period beginning 1 January 2024:

•	Classification of Liabilities as Current or Non-current (Amendments to IAS 1)

•	Non-current Liabilities with Covenants (Amendments to IAS 1)

•	Lease Liability in a Sale and Leaseback (Amendments to IFRS 16)

•	Amendments to IAS 7 and IFRS 7 on Supplier Finance Arrangements

The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective. None of the above amendments are expected to have a material effect on the consolidated financial statements of the Group.

Critical accounting judgements and key sources of estimation uncertainty

The preparation of the consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable and relevant under the circumstances, independent estimates, quoted market prices, and common, industry-standard modelling techniques. Actual outcomes could result in a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Viterra has identified the following areas as being critical to understanding Viterra’s financial position as they require management to make complex and/or subjective judgements, estimates and assumptions about matters that are inherently uncertain:

Critical accounting judgements

In the process of applying Viterra’s accounting policies, management has made the following judgements based on the relevant facts and circumstances including macro-economic circumstances and, where applicable, interpretation of underlying agreements, which have the most significant effect on the amounts recognised in the consolidated financial statements.

Viterra Limited 2023 Financial Statements - 12

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

(i) Determination of control of subsidiaries and joint arrangements (notes 12, 23 and 33)

Judgement is required to determine when Viterra has control of subsidiaries or joint control of joint arrangements. This requires an assessment of the relevant activities (those relating to the operating and capital decisions of the arrangement, such as the approval of the capital expenditure programme for each year, and appointing, remunerating and terminating the key management personnel or service providers of the operations) and whether the decisions in relation to those activities are under the control of Viterra or require unanimous consent. See note 23 for a summary of the acquisition of subsidiaries completed during the year and the key judgements made in determining control thereof. In the current year there were no material acquisitions of subsidiaries or changes in control that required significant judgements.

Judgement is also required in determining the classification of a joint arrangement between a joint venture or a joint operation through an evaluation of the rights and obligations arising from the arrangement and, in particular, if the joint arrangement has been structured through a separate vehicle, further consideration is required of whether

(1)	the legal form of the separate vehicle gives the parties rights to the assets and obligations for the liabilities;

(2)	the contractual terms and conditions give the parties rights to the assets and obligations for the liabilities; and

(3)	other facts and circumstances give the parties rights to the assets and obligations for the liabilities.

Joint arrangements in which the primary activity is the provision of output to the shareholders typically convey substantially all the economic benefits of the assets to the parties and judgement is required in assessing whether the terms of the offtake agreements and any other obligations for liabilities of the arrangement result in the parties being substantially the only source of cash flows contributing to the continuity of the operations of the arrangement.

Differing conclusions around these judgements may materially impact how these businesses are presented in the consolidated financial statements – under the full consolidation method, equity method, or recognition of Viterra’s share of assets, liabilities, revenue and expenses, including any assets or liabilities held jointly. See note 12 for a summary of joint ventures and associates.

(ii) Recognition of deferred tax assets (note 8)

Deferred tax assets are recognised only to the extent it is considered probable that those assets will be recoverable. This involves an assessment of when those deferred tax assets are likely to reverse, and a judgement as to whether there will be sufficient taxable income available to offset the tax assets when they do reverse. These judgements are subject to risk and uncertainty and therefore, to the extent assumptions regarding future profitability change, there can be a material increase or decrease in the amounts recognised in the consolidated statement of income in the period in which the change occurs. The recoverability of deferred tax assets including the estimates and assumptions contained therein are reviewed regularly by management.

Viterra Limited 2023 Financial Statements - 13

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

Key sources of estimation uncertainty

In applying Viterra’s accounting policies, management has made key estimates and assumptions concerning the future and other key sources of estimation uncertainty. The key assumptions and estimates at the reporting date that have a significant impact on the financial position and the results of operations are described below. Actual results may differ from these estimates under different assumptions and conditions and may materially affect financial results or the financial position reported in future periods.

(i) Impairments (notes 5, 6, 9, 10, 11, 12 and 13)

Investments in associates and joint ventures, other investments, advances and loans, property, plant and equipment, and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable or at least annually for goodwill and other indefinite life intangible assets. If an asset’s recoverable amount is less than the asset’s carrying amount, an impairment loss is recognised in the consolidated statement of income. Future cash flow estimates which are used to calculate the asset’s fair value are discounted using asset specific discount rates and are based on expectations about future operations, primarily comprising estimates about production and sales volumes, commodity prices (considering current and historical prices, price trends and related factors), operating, rehabilitation and restoration costs, and capital expenditures. Estimates are reviewed regularly by management. Changes in such estimates could impact the recoverable values of these assets whereby some or all of the carrying amount may be impaired or the impairment charge reduced with the impact recorded in the consolidated statement of income.

(ii) Estimation of current tax payable and current tax expense in relation to an uncertain tax position (notes 8 and 28)

A provision is recognised for those matters for which the tax determination is uncertain but it is considered probable that there will be a future outflow of funds to a tax authority. The provisions are measured at the most likely amount or expected value of the tax treatment. The assessment is based on the judgement of tax professionals within the Group supported by previous experience in respect of such activities and in certain cases based on specialist independent tax advice.

Further information around uncertain tax positions can be found within note 28.

(iii) Business combinations (note 23)

Fair value measurements used in recognition of business combinations are estimated based on the amounts for which the assets and liabilities could be exchanged at the relevant transaction date or reporting period end. As the fair values for the net assets acquired in the business combination as well as the fair value of previously held equity interests cannot be derived from publicly available information, the fair value measurement is estimated using discounted future cash flow models, discounting future cash flows at the relevant WACC (weighted average cost of capital) rate, and other valuation methods with the involvement of external experts.

Viterra Limited 2023 Financial Statements - 14

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

The principal valuation techniques used in valuing property, plant and equipment acquired in the acquisition of Gavilon were as follows:

•	Land: sales comparison approach

•	Buildings and building improvements: direct and trending method of the cost approach

•	Plant and equipment: trending method of the cost approach

To the extent possible, the assumptions and inputs used take into account externally verifiable inputs. The valuations use Level 3 valuation techniques and inputs, such as management generated internal forecasts, historic management information and estimates of useful economic lives of acquired assets. Such information is by nature subject to uncertainty, particularly where comparable transactions often do not exist.

Further analysis in relation to business combinations is included within note 23.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries.

Control is achieved when Viterra is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, Viterra controls an investee if, and only if, Viterra has all of the following:

•	power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee);

•	exposure, or rights, to variable returns from its involvement with the investee; and

•	the ability to use its power over the investee to affect its returns.

When Viterra has less than a majority of the voting rights of an investee or similar rights of an investee, it considers all relevant facts and circumstances in assessing whether it has power over the investee, including

•	the size of Viterra’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by Viterra, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•	any additional facts and circumstances that indicate that Viterra has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders' meetings.

Viterra Limited 2023 Financial Statements - 15

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above. Consolidation of a subsidiary begins when Viterra obtains control over the subsidiary and ceases when Viterra loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of income and consolidated statement of comprehensive income/(loss) from the date Viterra gains control until the date when Viterra ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group's accounting policies. All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Changes in Viterra’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions with any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received being recognised directly in equity and attributed to equity holders of Viterra.

When Viterra loses control of a subsidiary, a gain or loss is recognised in the consolidated statement of income and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if Viterra had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as specified/permitted by applicable IFRS). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9, when applicable, or the cost on initial recognition of an investment in an associate or a joint venture.

Viterra Limited 2023 Financial Statements - 16

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

Business combinations and goodwill

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method of accounting. The cost of the acquisition is measured at fair value, which is calculated as the sum of the acquisition date fair values of the assets transferred, liabilities incurred to the former owners of the acquiree and the equity interests issued in exchange for control of the acquiree. The identifiable assets, liabilities and contingent liabilities (“identifiable net assets”) are recognised at their fair value at the date of acquisition. Acquisition related costs are recognised in the consolidated statement of income as incurred.

Where a business combination is achieved in stages, Viterra’s previously held interests in the acquired entity are remeasured to fair value at the acquisition date (i.e. the date Viterra attains control) and the resulting gain or loss, if any, is recognised in the consolidated statement of income.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to the cash-generating units (CGUs) that are expected to benefit from the synergies of the combination. The CGU to which goodwill has been allocated is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the CGU is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata based on the carrying amount of each asset in the unit.

Any impairment loss is recognised directly in profit or loss. An impairment loss recognised for goodwill is not able to be reversed in subsequent periods.

On disposal of the relevant CGU, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, Viterra reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted for additional information obtained during the “measurement period” (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognised at that date.

Viterra Limited 2023 Financial Statements - 17

Notes to the consolidated financial statements

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity's net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests' proportionate share of the recognised amounts of the acquiree's identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.

Viterra Limited 2023 Financial Statements - 18

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

Similar procedures are applied in accounting for the purchases of interests in associates. Any goodwill arising from such purchases is included within the carrying amount of the investment in associates, but not amortised thereafter. Any excess of Viterra’s share of the net fair value of the associate’s identifiable net assets over the cost of the investment is included in the consolidated statement of income in the period of the purchase.

Viterra recognises negative goodwill in situations where the Group as an acquirer paid less to acquire an entity than the fair value of its net assets. When a bargain purchase takes place, the negative goodwill is recognised in the consolidated profit and loss for the period.

Investments in associates and joint ventures

Associates and joint ventures (together “Associates”) in which Viterra exercises significant influence or joint control are accounted for using the equity method. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies. Significant influence is presumed if Viterra holds between 20% and 50% of the voting rights unless evidence exists to the contrary.

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint arrangement. Joint control is the contractually agreed sharing of control over an arrangement, which exists only when decisions about relevant strategic and/or key operating decisions require unanimous consent of the parties sharing control.

Equity accounting involves Viterra recording its share of the Associate’s net income and equity. Viterra’s interest in an Associate is initially recorded at cost and is subsequently adjusted for Viterra’s share of changes in net assets of the Associate, less any impairment in the value of individual investments.

Changes in Viterra’s interests in Associates are accounted for as a gain or loss on disposal with any difference between the amount by which the carrying value of the Associate is adjusted and the fair value of the consideration received being recognised directly in the consolidated statement of income.

Interest in joint operations

A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. When Viterra undertakes its activities under joint operations, Viterra recognises in relation to its interest in a joint operation

•	its assets, including its share of any assets held jointly;

•	its liabilities, including its share of any liabilities incurred jointly;

•	its revenue from the sale of its share of the output arising from the joint operation; and

•	its expenses, including its share of any expenses incurred jointly.

Viterra Limited 2023 Financial Statements - 19

Notes to the consolidated financial statements

The Group accounts for the assets, liabilities, revenues and expenses relating to its interest in a joint operation in accordance with the IFRSs applicable to the particular assets, liabilities, revenues and expenses. Where Viterra transacts with a joint operation, unrealised profits and losses are eliminated to the extent of Viterra’s interest in that joint operation.

Viterra Limited 2023 Financial Statements - 20

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

Revenue from contracts with customers

Revenue is measured based on the consideration to which the Group expects to be entitled in a contract with a customer and excludes amounts collected on behalf of third parties. The Group recognises revenue when it transfers control of a product or service to a customer. Revenue also includes mark-to-market movements on physical forward sales contracts that do not meet own use exemption. These contracts are financial instruments that are measured at fair value through profit and loss.

Sales of goods

Revenue is derived principally from the sale of goods and recognised when control of the goods has transferred to the customer based on the contract terms. Normally, revenue is recognised when the contract terms are fulfilled, which could be when the product is delivered to the destination specified by the customer or cash is received, which is when the performance obligations are met. Mark-to-market gains and losses on such contracts, prior to physical delivery, are presented in revenue.

Revenue from the sale of material by-products is included within revenue. Where a by-product is not regarded as significant, revenue may be credited against cost of goods sold.

Rendering of services

Revenue is recognised in the accounting period in which services are rendered.

The main types of services provided by the Group are transhipment services by port terminals, chartering of seagoing vessels, and crop cleaning, drying and storage services by the Group’s silo network. Revenue from transhipment services is recognised over time based on the percentage of completion method. Revenue from seagoing vessels/chartering services provided to customers is recognised as the performance obligation is satisfied over time, as the vessel travels to its destination. Revenue from grain cleaning and drying is recognised at the point in time when the service is provided; revenue from storage services is recognised over time.

Interest and dividend income

Interest and dividend income is recognised when the right to receive payment has been established, it is probable that the economic benefits will flow to Viterra and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and the applicable effective interest rate.

Foreign currency translation, transactions and advance considerations

Viterra’s reporting currency and the functional currency of the majority of its operations is the US dollar as this is assessed to be the principal currency of the economic environment in which it operates.

Viterra Limited 2023 Financial Statements - 21

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

(i) Translation of financial statements

For the purposes of consolidation, assets and liabilities of Group companies whose functional currency is in a currency other than the US dollar are translated into US dollars using year-end exchange rates, while their statements of income are translated using average rates of exchange for the year.

Goodwill and fair value adjustments arising from the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and are translated at the closing rate. Translation adjustments are included as a separate component of shareholders’ equity and have no impact to the consolidated statement of income to the extent that no disposal of the foreign operation has occurred.

(ii) Foreign currency transactions and advance considerations

In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which an entity initially recognises the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, then Viterra has determined a date of the transaction for each payment or receipt of advance consideration.

Borrowing costs

Borrowing costs are expensed as incurred except where they relate to the financing of construction or development of qualifying assets, in which case they are capitalised up to the date when the qualifying asset is ready for its intended use.

Retirement benefits

Viterra operates various pension schemes in accordance with local requirements and practices of the respective countries. The annual costs for defined contribution plans that are funded by payments to separate trustee administered funds or insurance companies equal the contributions that are required under the plans and accounted for as an expense.

Viterra uses the Projected Unit Credit Method to determine the present value of its defined benefit obligations and the related current service cost and, where applicable, past service cost. Net interest is calculated by applying the discount rate at the beginning of the period to the net defined benefit liability or asset.

The cost of providing pensions is charged to the consolidated statement of income so as to recognise current and past service costs, interest cost on defined benefit obligations, and the effect of any curtailments or settlements, net of expected returns on plan assets. Actuarial gains and losses are recognised directly in other comprehensive income and will not be reclassified to the consolidated statement of income in future periods.

Viterra Limited 2023 Financial Statements - 22

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

The retirement benefit obligation/asset recognised in the consolidated statement of financial position represents the actual deficit or surplus in Viterra’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.

Viterra also provides post-retirement healthcare benefits to certain employees in Canada. These are accounted for in a similar manner to the defined benefit pension plans; however, they are unfunded.

Income taxes

Income taxes consist of current and deferred income taxes. Current taxes represent income taxes expected to be payable based on enacted or substantively enacted tax rates at the period end on expected current taxable income, and any adjustment to tax payable in respect of previous years. Deferred taxes are recognised for temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable income, using enacted or substantively enacted income tax rates which are expected to be effective at the time of reversal of the underlying temporary difference. Deferred tax assets and unused tax losses are only recognised to the extent that their recoverability is probable. Deferred tax assets are reviewed at reporting period end and amended to the extent that it is no longer probable that the related benefit will be realised. An asset is recognised for a previously unrecognised deferred tax asset that subsequently fulfils the criteria for recognition, to the extent that this criteria is fulfilled.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same authority and Viterra has both the right and the intention to settle its current tax assets and liabilities on a net or simultaneous basis. The tax effect of certain temporary differences is not recognised principally with respect to the initial recognition of an asset or liability (other than those arising in a business combination or in a manner that initially impacted accounting or taxable profit) and temporary differences relating to investments in subsidiaries and associates to the extent that Viterra can control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax is provided in respect of fair value adjustments on acquisitions. These adjustments may relate to assets that, in general, are not eligible for income tax allowances.

Current and deferred taxes are recognised as an expense or income in the consolidated statement of income, except when they relate to items that are recognised outside the consolidated statement of income (whether in other comprehensive income or directly in equity) or where they arise from the initial accounting for a business combination.

Viterra Limited 2023 Financial Statements - 23

Notes to the consolidated financial statements

Viterra assesses its liabilities and contingencies for all tax years open to audit based upon the latest information available. Inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws. A provision is recognised for those matters for which the tax determination is uncertain but it is considered probable that there will be a future outflow of funds to a tax authority. The provisions are measured at the best estimate of the amount expected to become payable.

Property, plant and equipment

Property, plant and equipment are stated at cost, being the fair value of the consideration given to acquire or construct the asset, including directly attributable costs required to bring the asset to the location or to a condition necessary for operation and the direct cost of dismantling and removing the asset, less accumulated depreciation and any accumulated impairment losses.

Property, plant and equipment are depreciated to their estimated residual value over the estimated useful life of the specific asset.

Viterra Limited 2023 Financial Statements - 24

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

Right-of-use assets, where a lease contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration, are capitalised and amortised over their expected useful lives on the same basis as owned assets or, where shorter, the term of the relevant lease.

Depreciation commences when the asset is available for use. The major categories of property, plant and equipment are depreciated/amortised on a straight-line basis as follows:

Buildings	7 – 45 years
Freehold land	not depreciated
Plant and equipment	3 – 30 years
Bearer plants	Unit of production method

Useful lives of assets are reviewed annually.

Restoration, rehabilitation and decommissioning

Restoration, rehabilitation and decommissioning costs arising from the installation of plant and other site preparation work, discounted using a risk free discount rate to their net present value, are provided for and capitalised at the time such an obligation arises. The costs are charged to the consolidated statement of income over the life of the operation through depreciation of the asset and the unwinding of the discount on the provision.

Changes in the estimated timing of the rehabilitation or changes to the estimated future costs are accounted for prospectively by recognising an adjustment to the rehabilitation liability and a corresponding adjustment to the asset to which it relates, provided the reduction in the provision is not greater than the depreciated capitalised cost of the related asset, in which case the capitalised cost is reduced to $Nil and the remaining adjustment recognised in the consolidated statement of income. In the case of closed sites, changes to estimated costs are recognised immediately in the consolidated statement of income.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition intangible assets are carried at cost less any accumulated amortisation (calculated on a straight-line basis over their useful lives) and accumulated impairment losses, if any.

Viterra shall recognise an internally generated intangible asset only if it is probable that the future economic benefits attributable to the asset will flow to the entity and the cost of the asset can be measured reliably. Future economic benefits are based on reasonable and supportable assumptions about conditions over the life of the asset. Identifiable intangible assets with a finite life are amortised on a straight-line basis over their expected useful life. The amortisation policy is reviewed annually and impairment testing is undertaken once circumstances indicate the carrying amount may not be recoverable. Other than goodwill, which is not depreciated, Viterra has no identifiable intangible assets with an indefinite life.

Viterra Limited 2023 Financial Statements - 25

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

The major categories of intangibles are amortised on a straight-line basis as follows:

Port allocation rights	20 – 54 years
Licences, trademarks and software	3 – 20 years

Other investments

Equity investments, other than investments in associates and joint ventures, are recorded at fair value. Changes in fair value are recorded in the consolidated statement of income.

Impairment

Viterra conducts, at least annually, an internal review of asset values which is used as a source of information to assess for any indications of impairment. Formal impairment tests are carried out, at least annually, for CGUs containing goodwill and for all other non-current assets when events or changes in circumstances indicate the carrying value may not be recoverable.

Investments in associates and joint ventures are assessed for impairment if there is objective evidence of impairment as a result of a loss event and that loss event has an impact on the estimated future cash flows from the net investment that can be reliably estimated.

The test involves determining whether the carrying amounts are in excess of their recoverable amounts.

An asset’s recoverable amount is determined as the higher of its fair value less costs of disposal and its value in use (VIU). Such reviews are undertaken on an asset-by-asset basis, except where assets do not generate cash flows independent of other assets, in which case the review is undertaken at the CGU level. The recoverable amounts of the property, plant and equipment are measured based on VIU, determined by discounted cash flow techniques based on the most recent approved financial budgets and three-year business plans. The valuation models use the most recent estimates, relevant cost assumptions generally based on past experience and, where possible, market forecasts of commodity price and foreign exchange rate assumptions discounted using operation specific discount rates. The valuations remain sensitive to price and further deterioration/improvements in the pricing outlook may result in additional impairments/impairment reversals. The determination of VIU uses Level 3 valuation techniques.

In cases where the carrying amount of an asset will principally be recovered through sale and not use, the recoverable amounts of assets are based on the estimated fair value less costs of disposal, if this can be reasonably estimated.

If the carrying amount of an asset exceeds its recoverable amount, an impairment loss is recorded in the consolidated statement of income to reflect the asset at the lower amount.

Viterra Limited 2023 Financial Statements - 26

Notes to the consolidated financial statements

An impairment loss is reversed in the consolidated statement of income if there is a change in the estimates used to determine the recoverable amount since the prior impairment loss was recognised. The carrying amount is increased to the recoverable amount but not beyond the carrying amount net of depreciation or amortisation which would have arisen if the prior impairment loss had not been recognised.

Viterra Limited 2023 Financial Statements - 27

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

Non-current assets and disposal groups held for sale

In compliance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition.

Non-current assets are measured at the lower of the previous carrying amount or the fair value less costs to sell. Costs to sell are the incremental costs directly attributable to the disposal of an asset (disposal group), excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn. Management must be committed to the plan to sell the asset and the sale expected to be completed within one year from the date of the classification.

Property, plant and equipment, and intangible assets, are not depreciated or amortised once classified as held for sale.

Assets and liabilities classified as held for sale are presented separately as current items in the consolidated statement of financial position.

If an asset or disposal group no longer meets the requirements to be classified as held for sale, the asset or disposal group is remeasured to the lower of its previous carrying amount adjusted for any depreciation, impairment or revaluations if it had not been held for sale or at its recoverable amount at the date of the decision not to sell.

A disposal group qualifies as a discontinued operation if it is a component of an entity that either has been disposed of, or is classified as held for sale, and

•        represents a separate major line of business or geographical area of operations;

•        is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or

•         is a subsidiary acquired exclusively with a view to re-sell.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the consolidated statement of income.

Viterra Limited 2023 Financial Statements - 28

Notes to the consolidated financial statements

Provisions

Provisions are recognised when Viterra has a present obligation (legal or constructive), as a result of past events, and it is probable that an outflow of resources embodying economic benefits that can be reliably estimated will be required to settle the liability.

Viterra Limited 2023 Financial Statements - 29

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flow estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).

Leases

The Group recognises a right-of-use asset and a corresponding lease liability at the lease commencement date if a contract is or contains a lease. The right-of-use asset is initially measured at cost, and subsequently at cost less any accumulated depreciation and impairment losses, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not yet paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group has applied judgement to determine the lease term for some lease contracts in which it is a lessee that includes renewal options. The assessment of whether the Group is reasonably certain to exercise such options impacts the lease term, which significantly affects the amount of lease liabilities and right-of-use assets recognised.

For short-term leases (lease term of 12 months or less) and leases of low-value assets, the Group has opted to recognise a lease expense on a straight-line basis as permitted by IFRS 16. This lease expense is presented within cost of goods sold and selling and administrative expenses in the statement of income.

Inventories

The vast majority of inventories held by the marketing activities (“marketing inventories”) are valued at fair value less costs of disposal with the remainder valued at the lower of cost or net realisable value. Unrealised gains and losses from changes in fair value are reported in cost of goods sold.

Inventories held by the industrial activities (“production inventories”) are valued either at fair value less costs of disposal or at the lower of cost or net realisable value, depending on the nature of the inventory. Inventories of agricultural produce after harvest are measured at net realisable value. Cost is determined using the first-in-first-out (FIFO) method or the weighted average method and comprises material costs, labour costs and allocated production related overhead costs. Financing and storage costs related to inventory are expensed as incurred.

Viterra Limited 2023 Financial Statements - 30

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

Biological assets

Biological assets are carried at their fair value less estimated selling costs. Any changes in fair value less estimated selling costs are included in the consolidated statement of income in the period in which they arise. Costs to sell include all costs that would be necessary to sell the assets, including costs necessary to get the assets to market.

Agricultural produce harvested from biological assets is measured at its fair value less costs to sell at the point of harvest. A gain or loss arising from the initial recognition of agricultural produce at fair value less costs to sell is included in the consolidated statement of income.

Biological assets for which quoted market prices are not available and for which alternative estimates of fair value are considered to be clearly unreliable are measured using the present value of expected net cash flows from the sale of an asset discounted at a current market-determined rate, using Level 3 valuation techniques.

The objective of a calculation of the present value of expected net cash flows is to determine the fair value of a biological asset in its present location and condition.

The Group classifies biological assets as current or non-current depending upon the average useful life of the particular group of biological assets. All of the Group’s biological assets were classified as current, as their average useful life is less than one year.

Cash and cash equivalents

Cash and cash equivalents comprise cash held at bank, cash in hand and short-term bank deposits with an original maturity of three months or less. The carrying amount of these assets approximates their fair value.

Financial instruments

Financial assets and financial liabilities are recognised in the Group’s consolidated statement of financial position when the Group becomes a party to the contractual provisions of the instrument.

Financial assets are classified as either financial assets at amortised cost, at fair value through other comprehensive income (FVtOCI) or at fair value through profit and loss (FVtPL) depending upon the business model for managing the financial assets and the nature of the contractual cash flow characteristics of the financial asset. Financial assets are initially recognised at fair value on the trade date, including, in the case of instruments not recorded at fair value through profit and loss, directly attributable transaction costs. Subsequently, other investments, provisionally priced trade receivables and derivatives are carried at fair value, and trade receivables, loans and other receivables are carried at amortised cost adjusted for any loss allowance.

Viterra Limited 2023 Financial Statements - 31

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

Financial liabilities, other than derivatives and those containing provisional price features, are initially recognised at fair value of consideration received net of transaction costs as appropriate and subsequently carried at amortised cost. Financial liabilities that contain provisional pricing features are measured as financial liabilities that include embedded derivatives, separating the host contract from the embedded derivative under trade payables. The host contract will be classified at amortised cost and the embedded derivative at fair value through profit or loss.

(i) Impairment of financial assets

A loss allowance for expected credit losses is determined for all financial assets, other than those at FVtPL, at the end of each reporting period. The expected credit loss recognised represents a probability-weighted estimate of credit losses over the expected life of the financial instrument.

The Group applies the simplified approach to measure the loss allowance for trade receivables classified at amortised cost, using the lifetime expected loss provision. The expected credit losses on these financial assets is estimated using a provision matrix by reference to past default experience and an equivalent credit rating, adjusted as appropriate for current observable data and forward-looking information.

For all other financial assets at amortised cost, the Group recognises lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition, which is determined by

•	a review of overdue amounts and for those balances that are beyond 30 days overdue it is presumed to be indicative of a significant increase in credit risk;

•	comparing the risk of default at the reporting date and at the date of initial recognition; and

•	an assessment of relevant historical and forward-looking quantitative and qualitative information.

If the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance for that financial instrument at an amount equal to 12 months' expected credit loss, which comprises the expected lifetime loss from the instrument were a default to occur within 12 months of the reporting date.

The Group considers an event of default has materialised when information developed internally or obtained from external sources indicates that the debtor is unlikely to pay the Group without taking into account any collateral held by the Group or if the financial asset is more than 90 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate. The Group writes off a financial asset when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery.

(ii) Derecognition of financial assets and financial liabilities

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Viterra Limited 2023 Financial Statements - 32

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

The Group derecognises financial liabilities when the Group’s obligations are discharged or cancelled, or have expired.

On derecognition of a financial asset/financial liability in its entirety, the difference between the carrying amount of the financial asset/financial liability and the sum of the consideration received and receivable/paid and payable is recognised in profit and loss. On derecognition of equity investments designated and measured at FVtOCI, the cumulative gain or loss recognised in other comprehensive income is reclassified directly to retained earnings.

(iii) Derivatives and hedging activities

Derivative instruments, which include physical contracts to sell or purchase commodities that do not meet the own use exemption, and provisionally priced sales and purchases are initially recognised at fair value when Viterra becomes a party to the contractual provisions of the instrument and are subsequently remeasured to fair value at the end of each reporting period. Fair values are determined using quoted market prices, dealer price quotations, the key inputs for which include current market and contractual prices for the underlying instrument, time to expiry, volatility of the underlying instrument, and counterparty risk.

Gains and losses on derivative instruments for which hedge accounting is not applied are recognised in either cost of goods sold or revenue. Gains and losses arising on physical forward sales contracts are recognised in revenue and all other gains and losses on derivative instruments are recognised in cost of goods sold.

Those derivatives qualifying and designated as hedges are either (i) a Fair Value Hedge of the change in fair value of a recognised asset or liability or an unrecognised firm commitment, or (ii) a Cash Flow Hedge of the change in cash flows to be received or paid relating to a recognised asset or liability.

At the inception of the hedge and on an ongoing basis, Viterra documents whether the hedging instrument is effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk, which is when the hedging relationship meets the qualifying hedge effectiveness requirements.

Viterra discontinues hedge accounting when the qualifying criteria for the hedged relationship is no longer met. A change in the fair value of derivatives designated as a Fair Value Hedge is reflected together with the change in the fair value of the hedged item in the consolidated statement of income.

A change in the fair value of derivatives designated as a Cash Flow Hedge is initially recognised as a cash flow hedge reserve in shareholders’ equity. The deferred amount is then released to the consolidated statement of income in the same periods during which the hedged transaction affects the consolidated statement of income. Hedge ineffectiveness is recorded in the consolidated statement of income when it occurs.

Viterra Limited 2023 Financial Statements - 33

Notes to the consolidated financial statements

1. MATERIAL ACCOUNTING POLICIES (continued)

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in shareholders’ equity and is recognised in the consolidated statement of income when the committed or forecast transaction is ultimately recognised in the consolidated statement of income. However, if a forecast or committed transaction is no longer expected to occur, the cumulative gain or loss that was recognised in equity is immediately transferred to the consolidated statement of income.

A derivative may be embedded in a non-derivative “host contract”. Such combinations are known as hybrid instruments. If a hybrid contract contains a host that is a financial asset within the scope of IFRS 9, then the relevant classification and measurement requirements are applied to the entire contract at the date of initial recognition. Should the host contract not be a financial asset within the scope of IFRS 9, the embedded derivative is separated from the host contract and accounted for as a standalone derivative. Where the embedded derivative is separated, the host contract is accounted for in accordance with its relevant accounting policy, unless the entire instrument is designated at FVtPL in accordance with IFRS 9.

The Group applied cash flow hedge accounting in 2023 to hedge foreign currency risk on its future expected cash flows on Euro denominated debt: refer to note 24. Where hedge accounting is not applied, realised and unrealised gains and losses on the hedging instrument are recognised in the statement of comprehensive income.

2. REVENUE

Revenue for the year comprises the following:

US$ million	2023	2022
Grain	26,004	26,229
Oilseeds	25,929	24,151
Sugar	1,256	1,196
Cotton	896	1,683
Freight[1]	588	595
Total	54,673	53,854

1 Freight revenue is recognised over time as the related performance obligation is satisfied over time.

Viterra Limited 2023 Financial Statements - 34

Notes to the consolidated financial statements

3. REMEASUREMENT LOSS OF ASSETS HELD FOR SALE

Advanced Organic Materials

In Q3 2023, Viterra determined to sell its 50% interest in Advanced Organic Materials S.A. (“AOM”), a manufacturing facility located in Argentina involved in the production of vegetable oil products, including tocopherols and vitamin E products, and reached agreements containing definitive terms and conditions for sale. Consequently, as of 30 September 2023, AOM was classified as an asset held for sale. No remeasurement loss was recognised on reclassification because the estimated fair value less cost of disposal of the asset exceeded the carrying amount. The sale was completed on 2 October 2023 (refer to note 4).

Russian businesses

In March 2023, Viterra announced that it would exit the Russian market and divest entirely its Russian businesses. Subsequently, Viterra reached agreements in principle containing definitive terms and conditions for the sale of these entities, subject to approval by the local authorities. The Russian businesses were therefore classified as a disposal group held for sale as of 30 June 2023.

In determining the fair value less cost to sell, an impairment loss of $162 million was recognised in relation to the remeasurement of the disposal group classified as held for sale based on the expected proceeds arising from the transactions.

The below table provides detail of the allocation of the impairment losses to individual financial statement captions.

US$ million	2023
Property, plant and equipment	(38)
Intangible assets	(3)
Investments in associates and joint ventures	(85)
Accounts receivable	(36)
Total	(162)

In September 2023, Viterra obtained approval from the Government Commission on Control over Foreign Investments in the Russian Federation to complete the disposals. The final sale of the assets was concluded in October 2023 (refer to note 4).

Viterra Limited 2023 Financial Statements - 35

Notes to the consolidated financial statements

4. GAIN ON DISPOSAL OF INVESTMENTS

US$ million	Note	2023	2022
Gain on disposal of subsidiaries[1]	23	3	8
Gain on sale of share in joint ventures[1]		28	1
Other		—	2
Total		31	11

1 Includes foreign currency translation losses recycled to the consolidated statement of income upon entity disposal.

2023

In October 2023, Viterra sold its 50% equity interest in AOM for an initial total consideration of $46 million, of which $42 million was received in cash and $4 million is cash in escrow which is to be received in the future, resulting in a gain of $28 million. The final consideration is subject to purchase price adjustments including an earn-out which is contingent on the performance of the entity during 2024. The maximum potential additional consideration amounts to $8 million. No amounts have been recognised in respect of this contingent consideration as management does not believe that it is probable that the conditions stated in the agreement will be satisfied.

In October 2023, Viterra sold all of its Russian businesses for an aggregate consideration of $82 million, none of which remained payable at 31 December 2023, resulting in a gain of $3 million (after taking into consideration the remeasurement of the disposal group on reclassification to held for sale, refer to note 3). The disposals included the (a) wholly owned subsidiaries MZK Export LLC, Rostovsky KHP LLC and Antex+ LLC, sold for an aggregated cash consideration of $42 million, and (b) a 50% equity interest in a joint venture, Taman Grain Terminal Holdings Ltd, sold for a cash consideration of $40 million.

2022

In April 2022, Viterra completed the sale of its 100% interest in Agrosiloz EOOD, an entity with a silo located in Bulgaria, for a cash consideration of $4 million, resulting in a gain of $4 million.

In May 2022, Viterra completed the sale of its interest in three subsidiaries containing rice assets located in Argentina and Uruguay for a cash consideration of $12 million (including a deferred element amounting to $11 million, which was received in January and February 2024), resulting in a gain of $4 million.

In May 2022, Viterra completed the sale of its 50% interest in Wolomax B.V. for a cash consideration of $3 million, resulting in a gain of $1 million.

Viterra Limited 2023 Financial Statements - 36

Notes to the consolidated financial statements

5. OTHER INCOME/EXPENSE - NET

US$ million	Notes	2023	2022
Reversals of impairments	6	82	—
Indemnification of legal provision		28	128
Gain from sale of assets		13	7
Change in mark-to-market valuations on investments held for trading		1	—
Other income - net		—	8
Other income		124	143

Foreign exchange loss		(62)	(5)
Legal provision		(28)	(128)
Change in mark-to-market valuations on investments held for trading		—	(22)
Impairments	6	(3)	(7)
Other expense - net		(6)	—
Other expense		(99)	(162)

Together with foreign exchange movements and mark-to-market movements on investments held for trading, other income/expense – net includes other items of income and expense which due to their non-operational or incidental nature are reported separately from operating results.

Legal provisions and indemnification rights are related items presented on a gross basis. During 2022, provisions relating to historic litigation were recorded amounting to $128 million. During 2023 provisions relating to the same litigation were recorded amounting to $28 million. Viterra is fully indemnified for these costs. The indemnified amount is recorded within other income.

6. IMPAIRMENTS

US$ million	Notes	2023	2022
Impairment of property, plant and equipment	9	(3)	(7)
Biodiesel assets impairment reversals	9	82	—
Total		79	(7)

In the annual impairment testing for 2023 and 2022, the recoverable amounts of the goodwill and property, plant and equipment were measured based on the value in use (VIU), determined by discounted cash flow techniques based on the most recent approved financial budgets and three-year business plans. The budgets and valuation models use the most recent estimates, relevant cost assumptions which are generally based on past experience and, where possible, market forecasts of commodity prices and exchange rates. The future cash flows are discounted using the Group’s weighted average cost of capital at 8% (2022: 6%). The determination of the VIU uses Level 3 valuation techniques for the current and prior year.

2023

During 2023 impairments amounting to $82 million relating to biodiesel assets were reversed. This amount is recognised as other income in the consolidated statement of income (refer to note 5). The total reversal comprises $88 million of reversal of impairments to property, plant and equipment, offset by the recognition of $6 million of other financial liabilities relating to government grants connected to the acquisition of the property, plant and equipment.

Viterra Limited 2023 Financial Statements - 37

Notes to the consolidated financial statements

6. IMPAIRMENTS (continued)

The positive performance of Viterra’s biodiesel activities over recent years in combination with favourable market developments were indicators to assess whether previously recorded impairments of property, plant and equipment may no longer exist. Based on this assessment, management determined that the recoverable amount of the impaired property, plant and equipment at 31 December 2023 exceeded what would have been the carrying amount at that date if no impairment had been recognised in the past. Therefore, an impairment reversal of property, plant and equipment was recognised for an amount of $88 million at 31 December 2023, equal to the carrying amount if no impairment had been recognised in the past. The reversal relates both to freehold land and buildings, plant and equipment and right-of-use assets (refer to note 9).

Of the total impairment reversal of $82 million, $60 million relates to a separate CGU with biodiesel activities located in Germany. In addition to the impairment reversal of the property, plant and equipment of this CGU, amounting to $66 million, other financial liabilities were recognised amounting to $6 million, resulting in a net increase of assets for the CGU of $60 million. The value in use assessed for the reversed property, plant and equipment of this CGU amounted to $69 million and is calculated with a weighted average cost of capital of 8%.

2022

As at 31 December 2022, certain storage tanks in Viterra's Everi terminal in Ukraine with a carrying amount of $6 million were partially destroyed due to hostile activities, resulting in an impairment of plant and equipment of $5 million (refer to note 31).

7. INTEREST EXPENSE

Interest expense for the year comprises the following:

US$ million	Notes	2023	2022
Revolving credit facilities	19	(222)	(111)
Other bank loans	19	(161)	(118)
Capital market notes	19	(126)	(93)
Lease obligations	19	(53)	(44)
Other		(11)	(8)
Total		(573)	(374)

Viterra Limited 2023 Financial Statements - 38

Notes to the consolidated financial statements

8. INCOME TAXES

The major components of income tax expense in the consolidated statement of income are:

US$ million	2023	2022
Current income tax expense	(305)	(434)
Deferred income tax recovery relating to origination and reversal of temporary differences	94	120
Total tax expense reported in the consolidated statement of income	(211)	(314)

The effective Group tax rate is 35% (2022: 24%), different from the weighted average income tax rate of 31% (2022: 26%) for the following reasons:

US$ million	2023	2022
Income before income taxes and attribution	664	1,356
Less: Share of income from associates and joint ventures	(52)	(38)
Group income before income tax	612	1,318
Income tax expense calculated at the weighted average income tax rate	(193)	(336)
Tax effects of:
Tax exempt income	14	17
Items not tax deductible	(61)	(20)
Foreign exchange fluctuations	(28)	7
Changes in tax rates and adjustments in respect of prior years	44	—
Utilisation and changes in recognition of tax losses and temporary differences	50	43
Tax losses of current year not recognised	(1)	(5)
Inflation adjustments	(12)	(20)
Other	(24)	—
Income tax expense	(211)	(314)

The weighted average income tax rate is calculated as a product of the standalone profit/(loss) before tax generated by the Company and its subsidiaries and the prevailing tax rate of the relevant jurisdiction.

Viterra Limited 2023 Financial Statements - 39

Notes to the consolidated financial statements

8. INCOME TAXES (continued)

Deferred taxes as at 31 December 2023 and 2022 are attributable to the items detailed in the table below:

US$ million	2023	2022
Deferred tax assets[1]
Tax losses carried forward	195	91
Mark-to-market valuations	83	99
Property, plant and equipment, and intangible assets	12	14
Leases	19	17
Other	15	13
Total	324	234

US$ million	Note	2023	2022
Deferred tax liabilities[1]
Property, plant and equipment, and intangible assets	23	(412)	(356)
Mark-to-market valuations		(39)	(45)
Other	23	(12)	(54)
Total		(463)	(455)
Total deferred tax - net		(139)	(221)

US$ million	Note	2023	2022
Reconciliation of deferred tax - net
1 January		(221)	(348)
Recognised in income for the year		94	120
Recognised in other comprehensive income		(9)	19
Business combinations	23	—	(43)
Disposal of business		3	—
Effect of foreign currency exchange movements		4	4
Reclassification		(10)	27
Total deferred tax - net		(139)	(221)

1Asset and liability positions in the same category reflect the impact of tax assets and liabilities arising in local tax jurisdictions that cannot be offset against tax assets and liabilities arising in other tax jurisdictions.

Viterra Limited 2023 Financial Statements - 40

Notes to the consolidated financial statements

8. INCOME TAXES (continued)

Deferred tax assets are recognised for tax losses carried forward only to the extent that realisation of the related tax benefit is probable. As at 31 December 2023, $225 million (2022: $108 million) of deferred tax assets related to available loss carry forwards have been brought to account, of which $195 million (2022: $91 million) are disclosed as deferred tax assets with the remaining balance being offset against deferred tax liabilities arising in the same respective entity. Net deferred tax assets include $97 million (2022: $11 million) that arise in entities that have been loss making for tax purposes in either 2023 or 2022 (among these entities, none of them are loss making in both years 2022 and 2023). In evaluating whether it is probable that taxable profits will be earned in future accounting periods prior to any tax loss expiry as may be the case, all available evidence was considered, including approved budgets, forecasts and business plans and, in certain cases, analysis of historical operating results. These forecasts are consistent with those prepared and used internally for business planning and impairment testing purposes. Following this evaluation, it was determined there would be sufficient taxable income generated to realise the benefit of the deferred tax assets and that no reasonably possible change in any of the key assumptions would result in a material reduction in forecast headroom of tax profits so that the recognised deferred tax asset would not be realised.

Available gross tax losses carried forward, for which no deferred tax assets have been recognised in the consolidated financial statements, are detailed below and will expire as follows:

US$ million	2023	2022
1 year	—	—
2 years	—	—
3 years	—	—
Thereafter	9	9
Unlimited	33	147
Total	42	156

The Group has available tax credits of $20 million and deductible temporary differences of $2 million, for which no deferred tax assets have been recognised in the consolidated financial statements.

As at 31 December 2023, unremitted earnings of $4,240 million (2022: $3,903 million) have been retained by subsidiaries, joint ventures and associates for reinvestment. The Group does not recognise a deferred tax liability for all taxable temporary differences associated with investments in subsidiaries, joint ventures and associates as it is able to control the timing of the reversal of such temporary differences and it is probable that they will not reverse in the foreseeable future.

Viterra Limited 2023 Financial Statements - 41

Notes to the consolidated financial statements

8. INCOME TAXES (continued)

Pillar Two income taxes

Pillar Two legislation has been enacted or substantively enacted in certain jurisdictions the Group operates. The legislation will be effective for the Group’s financial year beginning 1 January 2024. The Group is in scope of the enacted or substantively enacted legislation and has performed an assessment of the Group’s potential exposure to Pillar Two income taxes. The assessment of the potential exposure to Pillar Two income taxes is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities in the Group.

Based on the assessment, the Pillar Two effective tax rates in most of the jurisdictions in which the Group operates are above 15%. However, there are a limited number of jurisdictions where the transitional safe harbour relief is not expected to apply and the Pillar Two effective tax rate is close to 15%. The Group does not expect a material exposure to Pillar Two income taxes in those jurisdictions.

9. PROPERTY, PLANT AND EQUIPMENT

US$ million	Notes	Freehold land and buildings	Plant and equipment	Right-of- use assets - Freehold land and buildings	Right-of- use assets - Plant and equipment	Bearer plants	Total
Gross carrying amount[1]:
1 January 2023		1,255	5,154	363	1,652	142	8,566
Remeasurement on assets held for sale	3	—	(60)	(3)	—	—	(63)
Additions		10	273	—	—	23	306
Additions of right-of-use assets		—	—	47	396	—	443
Disposals		(6)	(35)	(19)	(286)	(29)	(375)
Effect of foreign currency exchange movements		19	52	19	4	11	105
Other movements		34	(38)	1	—	—	(3)
31 December 2023		1,312	5,346	408	1,766	147	8,979

Accumulated depreciation and impairment[1]:
1 January 2023		291	2,051	108	1,054	68	3,572
Remeasurement on assets held for sale	3	(1)	(23)	(1)	—	—	(25)
Depreciation		49	299	50	415	28	841
Impairment (reversal)	6	(28)	(56)	(1)	—	—	(85)
Disposals		(1)	(29)	(19)	(286)	(30)	(365)
Effect of foreign currency exchange movements		8	30	7	2	5	52
Other movements		1	(4)	4	—	—	1
31 December 2023		319	2,268	148	1,185	71	3,991
Net book value 31 December 2023		993	3,078	260	581	76	4,988
Net book value 31 December 2022		964	3,103	255	598	74	4,994

1 Prior year figures are adjusted to reflect the finalisation of the purchase acquisition accounting for the acquisition of Gavilon (refer to note 23).

Viterra Limited 2023 Financial Statements - 42

Notes to the consolidated financial statements

9. PROPERTY, PLANT AND EQUIPMENT (continued)

US$ million	Notes	Freehold land and buildings	Plant and equipment	Right-of-use assets - Freehold land and buildings	Right-of-use assets - Plant and equipment	Bearer plants	Total
Gross carrying amount[1]:
1 January 2022		853	4,853	295	1,373	127	7,501
Business combination	23	480	285	29	32	—	826
Disposal of subsidiaries	23	(23)	(72)	—	—	—	(95)
Additions		7	228	—	—	26	261
Additions of right-of-use assets		—	—	43	482	—	525
Disposals		(11)	(48)	(11)	(227)	(19)	(316)
Effect of foreign currency exchange movements		(19)	(84)	7	(8)	8	(96)
Other movements		(32)	(8)	—	—	—	(40)
31 December 2022		1,255	5,154	363	1,652	142	8,566

Accumulated depreciation and impairment[1]:
1 January 2022		302	1,927	70	729	58	3,086
Disposal of subsidiaries		(22)	(71)	—	—	—	(93)
Depreciation		26	266	46	556	26	920
Impairment	6	—	7	—	—	—	7
Disposals		(6)	(33)	(10)	(228)	(20)	(297)
Effect of foreign currency exchange movements		(8)	(45)	2	(3)	4	(50)
Other movements		(1)	—	—	—	—	(1)
31 December 2022		291	2,051	108	1,054	68	3,572
Net book value 31 December 2022		964	3,103	255	598	74	4,994

1 Prior year figures are adjusted to reflect the finalisation of the purchase acquisition accounting for the acquisition of Gavilon.

Plant and equipment includes expenditure for construction in progress of $198 million (2022: $244 million). Depreciation expenses included in cost of goods sold are $822 million (2022: $905 million) and in selling and administrative expenses $19 million (2022: $15 million). Property, plant and equipment with a carrying amount of $542 million (2022: $620 million) have been pledged to secure borrowings of the Group.

Viterra Limited 2023 Financial Statements - 43

Notes to the consolidated financial statements

9. PROPERTY, PLANT AND EQUIPMENT (continued)

Leases

The Group leases various assets including land and buildings and plant and equipment. The Group has recognised the following income/(expenses) in relation to leases:

US$ million	2023	2022
Interest cost	(53)	(44)
Sublease income[1]	82	115
Depreciation expenses	(465)	(602)
Expenses from short-term lease	(487)	(907)
Expenses from low-value lease	(1)	(1)
Total expenses - net	(924)	(1,439)

1 Sublease income is included within revenue in the consolidated statement of income.

Disclosure of amounts recognised as lease liabilities in the consolidated statement of financial position during the year are included in note 19 and their maturity is included in the analysis in note 24; future commitments are disclosed in note 27.

10. INTANGIBLE ASSETS

US$ million	Notes	Goodwill	Port allocation rights	Licences, software and other	Total
Cost:
1 January 2023		1,370	36	77	1,483
Remeasurement on assets held for sale	3	—	(15)	—	(15)
Additions		—	—	1	1
Disposals		—	—	(2)	(2)
Effect of foreign currency exchange movements		2	—	2	4
Other movements		—	—	2	2
31 December 2023		1,372	21	80	1,473
Accumulated amortisation and impairment:
1 January 2023		26	16	36	78
Remeasurement on assets held for sale	3	—	(12)	—	(12)
Amortisation expense[1]		—	—	10	10
Disposals		—	—	(2)	(2)
Effect of foreign currency exchange movements		1	—	1	2
31 December 2023		27	4	45	76
Net carrying amount 31 December 2023		1,345	17	35	1,397

1 Amortisation of $5 million recognised in cost of goods sold, and $5 million recognised in selling and administrative expenses.

Viterra Limited 2023 Financial Statements - 44

Notes to the consolidated financial statements

10. INTANGIBLE ASSETS (continued)

US$ million	Notes	Goodwill	Port allocation rights	Licences, software and other	Total
Cost:
1 January 2022		1,010	36	78	1,124
Additions		—	—	3	3
Business combination	23	370	—	—	370
Disposals		—	—	(5)	(5)
Effect of foreign currency exchange movements		(10)	—	(1)	(11)
Other movements		—	—	2	2
31 December 2022		1,370	36	77	1,483
Accumulated amortisation and impairment:
1 January 2022		24	15	35	74
Amortisation expense[1]		—	1	9	10
Disposals		—	—	(7)	(7)
Effect of foreign currency exchange movements		2	—	(1)	1
31 December 2022		26	16	36	78
Net carrying amount 31 December 2022		1,344	20	41	1,405

1 Amortisation of $6 million recognised in cost of goods sold, and $4 million recognised in selling and administrative expenses.

Goodwill

The carrying amount of goodwill has been allocated to the Grains business CGU in the amount of $1,114 million (2022: $1,113 million) and to the Oilseeds business CGU in the amount of $231 million (2022: $231 million). The goodwill of $1,345 million (2022: $1,344 million) is attributable to synergies expected to accrue to the respective grains and oilseeds components as a result of increased volumes and freight and logistics arbitrage opportunities.

In October 2022 the Group acquired a 100% interest in Gavilon Agriculture Investment, Inc. (see note 23), a US entity which originates, stores and distributes grains, oilseeds, and feed and food ingredients worldwide. The goodwill is allocated to the Grains business CGU, which amounts to $370 million and is attributable to expected increased volumes, increased commercial opportunities and accumulated workforce of the acquired entity. The goodwill is not tax deductible.

Port allocation rights

Port allocation rights represent contractual entitlements to export certain amounts on an annual basis from terminals. The port allocation rights for the Russian business were disposed during 2023 (refer to note 23 for details). The Group's remaining port allocation rights as per 31 December 2023 relate to the terminals in Brazil, which are amortised on a straight-line basis over the estimated economic life of 54 years.

Licences, software and other

Intangibles related to internally developed and purchased software and patents recognised in previous business combinations are amortised over their estimated economic life, which ranges between three and 20 years.

Viterra Limited 2023 Financial Statements - 45

Notes to the consolidated financial statements

11. GOODWILL IMPAIRMENT TESTING

For the purpose of impairment testing, goodwill has been allocated to the CGU that is expected to benefit from the synergies of the historical business combination and that represents the level at which management monitors and manages the goodwill as follows:

US$ million	2023	2022
Grains business	1,114	1,113
Oilseeds business	231	231
Total	1,345	1,344

In assessing whether an impairment is required, the carrying value of the CGU is compared with its recoverable amount. The recoverable amount is the higher of its fair value less costs of disposal (FVLCD) and its value in use (VIU). If the recoverable amount of the CGU is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit on a pro-rata basis of the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognised directly in the consolidated statement of income. An impairment loss recognised for goodwill is not reversed in subsequent periods.

Given the nature of the CGUs' activities, information on their fair value is usually difficult to obtain unless negotiations with potential purchasers or similar transactions are taking place. Consequently, the recoverable amount for all CGUs containing goodwill is determined by reference to the VIU cash flow projection, which utilises a discounted cash flow approach.

The calculations use cash flow projections based on the 2024 approved financial budget and financial plans for 2025 to 2027 approved by management. The calculation of VIU for all CGUs is most sensitive to the following assumptions:

•	Gross margins

•	Discount rates

•	Growth rates used to extrapolate cash flows beyond the forecast period

Gross margins: Gross margins are determined with reference to relevant commodity market prices and historical financial data reported by the Group.

Discount rate: The discount rate is calculated based on the specific circumstances of the Group and derived from its weighted average cost of capital (WACC), which takes into account both debt and equity. The cost of equity is derived from the expected return on investment by the Group’s investors. The cost of debt is based on the interest-bearing borrowings the Group is obliged to service. The Group performed impairment testing using a range of pre-tax WACC rates from 8% to 9%.

Prior to 2023 the Group applied a range of post-tax WACC rates when performing impairment testing (2022: from 6% to 7%). As such amounts were applied to post tax amounts, the impact of the change in the 2023 impairment valuation technique was not material compared with the previous impairment valuation technique.

Viterra Limited 2023 Financial Statements - 46

Notes to the consolidated financial statements

11. GOODWILL IMPAIRMENT TESTING (continued)

Growth rate estimates: Cash flows beyond the forecast periods are extrapolated using the estimated growth rate of 2% (2022: 2%), which is based on industry research and global consumption forecasts.

For the grains and oilseeds CGUs, Viterra believes that no reasonably possible change in any of the above key assumptions would cause a material change in the overall outcome of the impairment testing. The determination of VIU for the CGUs uses Level 3 valuation techniques in both years.

12. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

Investments in associates, joint ventures and joint operations

US$ million	Notes	2023	2022
1 January		510	396
Business combination	23	—	82
Additions		—	2
Disposals[1]		(143)	—
Share of income from associates and joint ventures		52	38
Share of other comprehensive income from associates and joint ventures		—	—
Dividends received		(37)	(8)
31 December		382	510

1 For further details on the disposal of joint ventures please refer to note 4.

2023 Details of material associates and joint ventures

During 2023, Viterra disposed of its 50% equity interest in Taman Grain Terminal, and of its 50% equity interest in Advanced Organic Materials S.A. Refer to note 4 for additional details relating to disposals of ownership interests in joint ventures.

Viterra Limited 2023 Financial Statements - 47

Notes to the consolidated financial statements

12. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES (continued)

Summarised financial information in respect of Viterra’s material associates and joint ventures for the year ended 31 December 2023, reflecting 100% of the underlying entities' relevant figures, is set out below:

US$ million 2023	IGT	Barcarena	Lartirigoyen y Cia	Kalama Holdco, LLC[2]	Total of material entities
Non-current assets	91	229	108	562	990
Current assets	27	16	292	210	545
Non-current liabilities	(3)	(1)	(4)	(14)	(22)
Current liabilities	(9)	(14)	(213)	(144)	(380)
The above assets and liabilities include the following:
Cash and cash equivalents	26	6	28	2	62
Current financial liabilities[1]	—	(9)	(62)	(30)	(101)
Non-current financial liabilities[1]	(1)	—	—	(14)	(15)
Net assets 31 December 2023	106	230	183	614	1,133
Viterra’s ownership interest	50%	50%	50%	15%
Carrying value	53	115	92	56	316

1 Financial liabilities exclude trade payables, other payables and provisions.

2 Viterra’s share in the net assets of KHC is different from the carrying value recognised for KHC. The origination of this difference comes from the initial measurement of KHC as part of the purchase acquisition accounting for the acquisition of Gavilon (refer to note 23).

Viterra Limited 2023 Financial Statements - 48

Notes to the consolidated financial statements

12. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES (continued)

Summarised profit and loss in respect of Viterra’s associates and joint ventures, reflecting 100% of the underlying entities' relevant figures for the year ended 31 December 2023, is set out below:

US$ million 2023	IGT	Barcarena	Lartirigoyen y Cia	Kalama Holdco, LLC	Total of material entities
Revenue	30	33	1,235	2,244	3,542
Profit for the year	14	7	48	3	72
Other comprehensive income	—	—	—	—	—
Total comprehensive profit	14	7	48	—	69
Viterra’s share of dividends paid	(14)	—	(13)	(3)	(30)
The above results include the following:
Depreciation and amortisation	(5)	(10)	(5)	(9)	(29)
Interest income	—	—	—	—	—
Interest expense	—	(1)	(21)	—	(22)
Income tax expense	(3)	(2)	(8)	—	(13)
Foreign currency gain/(loss)	—	1	—	—	1

2022 Details of material associates and joint ventures

During 2022, new joint ventures were acquired by the Company as a consequence of the acquisition of Gavilon (see note 23). This included one material joint venture, Kalama Holdco, LLC (KHC), a holding company entity incorporated in the United States of America. The Group has a 15% share of the equity interests of KHC. Other additions to joint ventures arising on the acquisition of Gavilon are not material to the Company.

Viterra Limited 2023 Financial Statements - 49

Notes to the consolidated financial statements

Summarised financial information in respect of Viterra’s material associates and joint ventures for the year ended 31 December 2022, reflecting 100% of the underlying entities' relevant figures, is set out below:

US$ million 2022	IGT	Taman Grain Terminal	Barcarena	Lartirigoyen y Cia	Kalama Holdco, LLC[2]	Total of material entities
Non-current assets	96	330	236	103	564	1,329
Current assets	35	52	9	266	227	589
Non-current liabilities	(3)	(125)	(15)	(11)	(13)	(167)
Current liabilities	(8)	(32)	(8)	(198)	(120)	(366)
The above assets and liabilities include the following:
Cash and cash equivalents	33	3	2	15	48	101
Current financial liabilities[1]	—	(30)	(4)	(37)	(1)	(72)
Non-current financial liabilities[1]	(1)	(89)	(14)	(11)	(13)	(128)
Net assets 31 December 2022	120	225	222	160	658	1,385
Viterra’s ownership interest	50%	50%	50%	50%	15%
Carrying value	60	113	111	80	63	427

1 Financial liabilities exclude trade payables, other payables and provisions.

2 Please refer to note 23 for acquisition of business. Viterra’s share in the net assets of KHC is different from the carrying value recognised for KHC. The origination of this difference comes from the initial measurement of KHC as part of the purchase acquisition accounting for the acquisition of Gavilon.

Viterra Limited 2023 Financial Statements - 50

Notes to the consolidated financial statements

12. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES (continued)

Summarised profit and loss in respect of Viterra’s associates and joint ventures, reflecting 100% of the underlying entities' relevant figures for the year ended 31 December 2022, is set out below:

US$ million 2022	IGT	Taman Grain Terminal	Barcarena	Lartirigoyen y Cia	Kalama Holdco, LLC2	Total of material entities
Revenue	24	66	29	1,425	1,659	3,203
Profit for the year	9	14	3	43	2	71
Other comprehensive income	—	—	—	—	—	—
Total comprehensive profit	9	14	3	43	—	69
Viterra’s share of dividends paid	—	—	—	(7)	—	(7)
The above results include the following:
Depreciation and amortisation	(5)	(12)	(10)	(5)	3	(29)
Interest income	—	2	—	1	—	3
Interest expense	—	(17)	(1)	(16)	(1)	(35)
Income tax expense	(4)	(5)	(2)	(19)	—	(30)
Foreign currency gain/(loss)	—	(9)	(1)	—	—	(10)

1 Please refer to note 23 for acquisition of business. For acquired joint ventures the summarised profit and loss reflects the period from the date of acquisition until 31 December 2022.

Aggregate information of associates and joint ventures that are not individually material:

US$ million	2023	2022
The Group’s share of income	18	4
The Group’s share of other comprehensive income	—	—
The Group’s share of total comprehensive income	18	4
Aggregate carrying value of the Group’s interests	66	83

13. ADVANCES AND LOANS

US$ million	Notes	2023	2022
Financial assets at amortised cost
Loans to associates	25	17	17
Other non-current receivables and loans	25	37	39
Non-financial instruments
Advances repayable with product		16	12
Other non-current receivables		28	25
Total		98	93

Other non-current receivables and loans (financial assets at amortised cost) consists mainly of loan receivables which are due more than twelve months after the reporting date. Other non-current receivables (non-financial instruments) consists mainly of long-term VAT and other taxes receivables.

Viterra Limited 2023 Financial Statements - 51

Notes to the consolidated financial statements

13. ADVANCES AND LOANS (continued)

Loss allowances of financial assets at amortised cost

The Group determines the expected credit loss of other non-current receivables and loans based on different scenarios of probability of default and expected loss applicable to each of the material underlying balances. The movement in loss allowance for financial assets classified at amortised cost is detailed below:

US$ million	2023	2022
1 January	7	10
Effect of foreign currency exchange movements	—	(1)
Charged during the year	9	—
Disposal of business	—	(2)
31 December	16	7

14. BIOLOGICAL ASSETS

US$ million	2023	2022
1 January	26	20
Increase due to production and subsequent expenditures capitalised in biological assets	28	32
Changes in fair value due to physical changes and market price fluctuations	5	—
Decrease due to harvest	(34)	(30)
Effect of foreign currency exchange movement	4	4
31 December	29	26

The Group's biological assets correspond to the agricultural products under development (standing-sugarcane) produced at sugarcane plantations, which will be used as a raw material for the production of sugar, ethanol and bioenergy at the time of harvest. Fair value is estimated using the discounted cash flow method, using Level 3 valuation techniques. The valuation model considers net present value of cash flows to be generated by the sugarcane that is expected to be harvested in the upcoming crop. Planted areas refer only to sugarcane plantations.

The main assumptions which impact the net present value of future expected cash flows include crop care costs, harvest area, sugar yields, and sugarcane price per ton and WACC rate for the sugar business. These are summarised below:

	2023	2022
Estimated harvest area (ha)	54,874	65,300
Productivity expected (MT of sugarcane per ha)	69	65
Amount of total recoverable sugar (TRS) (kg/MT of sugarcane)	136	141
TRS price per ton projected ($/ton)	$0.25	$0.22
Weighted average cost of capital for sugar business	14%	9%

Viterra Limited 2023 Financial Statements - 52

Notes to the consolidated financial statements

14. BIOLOGICAL ASSETS (continued)

When determining the fair value, the Group takes the following into consideration:

Market overview

Own or third party sugarcane is processed by the plants. Own sugarcane is grown by the Group on land belonging to third parties under agricultural partnerships. The Group typically enters into agricultural partnerships with such land owners for a duration of a minimum of six years (one sugarcane cycle) and is responsible for all farming and harvesting activities. The sugarcane from third parties is acquired by the plant under supply contracts. Either the supplier or the plant itself can be responsible for the transportation of sugarcane to the plant.

The price is determined based on the formula used by Conselho dos Produtores de Cana-de-Açúcar, Açúcar e Álcool (CONSECANA), which calculates the consideration per ton of sugarcane based on i) the volume of TRS/kg delivered by the sugarcane supplier; ii) the share of the sugarcane production cost as a percentage of the sugar, ethanol residue, anhydrous ethanol and hydrated ethanol; iii) the net prices of sugar in the domestic and foreign markets, and the prices of anhydrous ethanol and ethyl ethanol fuel, hydrated ethanol, and ethanol for other purposes; and iv) the plant’s production mix for said crop. CONSECANA’s reference price is published on a monthly basis. The Company periodically reviews assumptions used to calculate biological assets, adjusting it in case there are significant variations in relation to those previously projected.

Risks

The Group is exposed to certain risks related to its plantations, such as (i) supply offer and demand, based on which the Group continuously monitors the market of its products and analyses the trends that regularly support the selling strategy in order to define and/or adjust the purchase and sale volumes of products or raw materials; (ii) regulatory and environmental risks, subject to specific laws and regulations, which are monitored by establishing policies and procedures to ensure the compliance with these rules; and (iii) climate risks, which expose the Company to the damages arising from climate changes, which are mitigated by monitoring the progress of these risks in the Company’s routine and operating strategically in the sugarcane crops in order to minimise the damages to its biological assets. The Company seeks to optimise the crop sequence in order to avoid dry and frost periods, handle various products in accordance with the edaphoclimatic environments, and adopt good agricultural practices in the field to maintain the sugarcane crop productivity.

15. INVENTORIES

Total inventories of $7,117 million (2022: $9,111 million) comprise $6,922 million (2022: $8,582 million) of inventories carried at fair value less costs of disposal and $195 million (2022: $529 million) valued at the lower of cost or net realisable value.

Viterra Limited 2023 Financial Statements - 53

Notes to the consolidated financial statements

15. INVENTORIES (continued)

Readily marketable inventories (RMI), comprising the core inventories which underpin and facilitate Viterra’s marketing activities, represent inventories that, in Viterra’s assessment, are readily convertible into cash in the short term due to their liquid nature, widely available markets,      and the fact that price risk is covered either by a forward physical sale or hedge transaction. Viterra regularly assesses the composition of these inventories and their applicability, relevance and availability to the marketing activities. As at 31 December 2023, $6,960 million (2022: $8,966 million) of inventories were considered readily marketable. This comprises $6,882 million (2022: $8,582 million) of inventories carried at fair value less costs of disposal and $78 million (2022: $384 million) carried at the lower of cost or net realisable value. Given the highly liquid nature of these inventories, which represent a significant share of current assets, the Group believes it is appropriate to consider them together with cash equivalents in analysing the Group's net debt levels and computing certain debt coverage ratios and credit trends.

A total amount of $7 million was recognised during 2022 in respect of write-downs of inventory to net realisable value (refer to note 31).

Fair value of inventories is a Level 2 fair value measurement (see note 26) using observable market prices obtained from exchanges, traded reference indices, or market survey services adjusted for relevant location and quality differentials. There are no significant unobservable inputs in the fair value measurement of such inventories. In 2022, a total amount of $8 million was recognised in respect of fair value change of inventory in Ukraine; refer to note 31.

Viterra has a number of dedicated financing facilities, which finance a portion of its inventories. In each case, the inventory has not been derecognised as the Group retains control of the inventory. The proceeds received are recognised as current borrowings (see note 19). As at 31 December 2023, the total amount of inventory secured under such facilities was $393 million (2022: $261 million) and proceeds received and classified as current borrowings amounted to $340 million (2022: $212 million).

16. ACCOUNTS RECEIVABLE

US$ million	2023	2022
Financial assets at amortised cost
Trade receivables[1]	1,993	2,706
Margin calls paid	256	606
Associated companies[1]	33	31
Other receivables[2]	60	92
Non-financial instruments
Advances repayable with product	287	411
Prepaid expenses	44	53
Other tax and related receivables	519	726
Total	3,192	4,625

1 Collectively referred to as receivables presented net of allowance for expected credit losses.

2 Includes loans receivable in the amount of $11 million (2022: $13 million), presented net of loss allowance of $14 million (2022: $14 million).

The average credit period on sales of goods is 12 days (2022: 15 days).

Viterra Limited 2023 Financial Statements - 54

Notes to the consolidated financial statements

16. ACCOUNTS RECEIVABLE (continued)

As at 31 December 2023, 21% (2022: 15%) of the trade related receivables were between one and 60 days overdue, and 5% (2022: 3%) were greater than 60 days overdue. Such receivables, although contractually past their due dates, are not considered impaired as there has not been a significant change in credit quality of the relevant counterparty, and the amounts are still considered recoverable taking into account customary payment patterns and, in many cases, offsetting accounts payable balances.

Viterra has a number of dedicated financing facilities, which finance a portion of its receivables. Part of these facilities meet the criteria of derecognition of the receivables according to IFRS. As at 31 December 2023, $95 million (2022: $Nil) was derecognised, as the Group transferred substantially all the risks and rewards of ownership of the financial asset with non-recourse. In other cases, receivables have not been derecognised, as the Group retains the principal risks and rewards of ownership. The proceeds received are recognised as current borrowings (see note 19). As at 31 December 2023, the total amount of trade receivables secured was $440 million (2022: $721 million) and proceeds received and classified as current borrowings amounted to $399 million (2022: $550 million).

As at 31 December 2022, Viterra created a provision for receivables of $19 million in Ukraine as they became unrecoverable (refer to note 31). During the year ended 31 December 2023, $17 million of this amount was released as the related receivables were recovered. Both the charge in 2022 and the release in 2023 related to the provision for receivables in Ukraine are presented under cost of goods sold in the consolidated statement of income.

The movement in allowance for expected credit losses is detailed below:

US$ million	2023	2022
1 January	128	118
Released during the period	(72)	(41)
Charged during the period	49	59
Utilised during the period	(3)	(8)
Disposed[1]	(1)	—
31 December	101	128

1 Refer to note 23.

17. CASH AND CASH EQUIVALENTS

US$ million	2023	2022
Banks and cash on hand	426	386
Deposits and treasury bills	104	251
Total	530	637

Restricted cash on hand as at 31 December 2023 amounted to $Nil (2022: $Nil).

Viterra Limited 2023 Financial Statements - 55

Notes to the consolidated financial statements

18. SHARE CAPITAL AND RESERVES

	Number of shares	Share capital (US$ million)	Share premium (US$ million)
1 January 2022	350,100	1	2,796
Return of capital		—	(400)
31 December 2022 - Ordinary and restricted shares	350,100	1	2,396
1 January 2023	350,100	1	2,396
Return of capital		—	(451)
31 December 2023 - Ordinary and restricted shares	350,100	1	1,945

The number of shares relates to authorised, issued, called-up and fully paid share capital. All ordinary shares carry equal voting rights. Total authorised share capital is 800,000 ordinary shares with par value of $0.01 each and 200,000 restricted shares with a par value of $0.01 each.

2023

During 2023, an aggregate of $451 million of distributions, accounted for as a reduction of share premium, was returned to Viterra's shareholders in proportion to their respective ownership interest in Viterra Limited. The distributions and the reduction of share premium had no impact on shareholding.

2022

During 2022, an aggregate of $400 million of distributions, accounted for as a reduction of share premium, was returned to Viterra's shareholders in proportion to their respective ownership interest in Viterra Limited. The distributions and the reduction of share premium had no impact on shareholding.

Other reserves

US$ million	Translation adjustment	Cash flow hedge reserve	Net unrealised loss	Net ownership changes in subsidiaries	Total
1 January 2022	(878)	(17)	(1)	(47)	(943)
Exchange loss on translation of foreign operations	(102)	—	—	—	(102)
Loss on cash flow hedges	—	(5)	—	—	(5)
31 December 2022	(980)	(22)	(1)	(47)	(1,050)

1 January 2023	(980)	(22)	(1)	(47)	(1,050)
Exchange gain on translation of foreign operations	53	—	—	—	53
Gain on cash flow hedges	—	19	—	—	19
31 December 2023	(927)	(3)	(1)	(47)	(978)

Viterra Limited 2023 Financial Statements - 56

Notes to the consolidated financial statements

19. BORROWINGS

US$ million	Notes	2023	2022
Non-current borrowings
Capital market notes[1]		3,212	3,156
Revolving credit facilities[2]		1,505	1,789
Lease liabilities		566	530
Other bank loans[3]		197	248
Total non-current borrowings		5,480	5,723
Current borrowings
Secured inventory/receivables facilities	15, 16	739	762
Revolving credit facilities[2]		—	950
Lease liabilities		324	375
Other bank loans[3]		1,367	2,855
Total current borrowings		2,430	4,942

1 Includes capitalised issuance costs of $3 million (2022: $6 million).

2 Includes capitalised issuance costs of $18 million (2022: $8 million).

3 Comprises various uncommitted and unsecured bilateral bank credit facilities.

Other non-current bank loans mainly include a loan with an outstanding balance of $53 million (2022: $103 million) at an interest rate of SOFR (Secured Overnight Financing Rate) +503 basis points (2022: LIBOR (London interbank offer rate) +453 basis points), a facility in Hungary with an outstanding balance of $52 million (2022: $51 million) bearing a fixed interest rate, and various loans received by sugar, wheat milling and port assets in Brazil of $57 million (2022: $30 million) denominated in USD and Brazilian Real (BRL) and bearing various fixed interest rates.

The outstanding secured inventory/receivables facilities of $739 million (2022: $762 million) comprise an inventory borrowing base facility of $239 million (2022: $132 million) that accumulates interest at a rate of BBSY (bank bill swap bid rate) +77 basis points (2022: +80 basis points) and a borrowing base facility of $500 million (2022: $630 million) at an interest rate of Daily Simple SOFR (2022: +75 basis points) as at 31 December 2023.

Capital market notes

The capital market notes include bonds issued under Rule 144A of the Securities Act of 1933 (US 144A Bonds) in April 2022, in the amounts of $450 million and $300 million, respectively. The first tranche of $450 million carries a 4.90% coupon with maturity in April 2027 and the second tranche of $300 million carries a 5.25% coupon with maturity in April 2032. Interest payments are due semi-annually in April and October of each year, commencing in October 2022. Viterra applies fair value hedge accounting to account for the hedge of interest rate risks on these two bonds (refer to note 24).

Viterra Limited 2023 Financial Statements - 57

Notes to the consolidated financial statements

Viterra issued US 144A Bonds during April 2021, and issued Eurobonds during September 2021. Interest on the USD 144A Bonds is payable semi-annually in arrears. Interest on the Eurobonds is payable annually in arrears. Viterra applies cash flow hedge accounting to account for the hedge of foreign currency risk on its Euro denominated debt (refer to note 24).

The details of the capital market notes and the carrying amounts are outlined below:

US $ million	Maturity	2023	2022
USD 450 million 4.9% coupon bonds	April 2027	427	421
USD 300 million 5.25% coupon bonds	April 2032	273	270
USD 600 million 2.00% coupon bonds	April 2026	598	597
USD 600 million 3.20% coupon bonds	April 2031	595	595
EUR 500 million 0.375% coupon bonds	September 2025	551	532
EUR 700 million 1.00% coupon bonds	September 2028	768	741
Total capital market notes		3,212	3,156

Revolving credit facility

2023

On 5 May 2023, Viterra signed a new $4.1 billion one-year revolving credit facility agreement with a one-year borrower’s term-out option (to May 2025), and a one-year extension option at lender’s discretion. This facility refinanced the $4.1 billion revolving credit facility signed in May 2022. Funds drawn under the new facility bear interest at Daily Simple SOFR +65 basis points per annum.

On 1 May 2023, Viterra extended the $1 billion three-year revolving credit facility agreement by executing one of the two extension options (at lender’s discretion). Funds drawn under the facility bear interest at compounded SOFR +70 basis points per annum.

During April 2023, the interest margin charged on the $2.5 billion three-year revolving credit facility agreement signed in September 2022 decreased from SOFR +130 basis points to SOFR +117.5 basis points per annum.

In December 2023, the $570 million twelve-month revolving credit facility agreement expired and was not renewed.

Viterra Limited 2023 Financial Statements - 58

Notes to the consolidated financial statements

19. BORROWINGS (continued)

2022

On 26 January 2022, Viterra signed a committed acquisition financing facility of $1.7 billion for the agreed purchase price and a portion of the assumed working capital of Gavilon (see note 23). In April 2022, the available commitments under this facility were reduced to $950 million. The purpose of the facility was to provide a committed source of financing for the Gavilon acquisition. Proceeds from this facility were not available for general working capital purposes. The facility was repaid in full on 9 January 2023.

On 10 May 2022, Viterra signed a new $1 billion three-year revolving credit facility agreement with two one-year extension options at lender’s discretion. This facility refinanced the $570 million revolving credit facility signed in May 2021. Funds drawn under the new facility bear interest at compounded SOFR +70 basis points per annum.

On 10 May 2022, Viterra signed a new $4.1 billion one-year revolving credit facility agreement with a one-year borrower’s term-out option (to May 2024), and one-year extension options at the lender’s discretion. This facility refinanced the $3.515 billion revolving credit facility signed in May 2021. Funds drawn under the new facility bear interest at compounded SOFR +60 basis points per annum.

On 23 September 2022, Viterra signed a new $2.5 billion three-year revolving credit facility agreement. Funds drawn under the new facility bear interest at SOFR +130 basis points per annum.

On 9 December 2022, Viterra signed a new $570 million twelve-month revolving credit facility agreement with two one-year lender’s extension options. This facility refinanced the $575 million revolving credit facility signed in December 2021. Funds drawn under the new facility bear interest at compounded SOFR +75 basis points per annum.

Viterra Limited 2023 Financial Statements - 59

Notes to the consolidated financial statements

19. BORROWINGS (continued)

Reconciliation of cash flow to movement in financing liabilities

Liabilities arising from financing activities are those for which cash flows are classified in the Group's consolidated cash flow statement as cash flows from financing activities. The table below details changes in the Group's liabilities arising from financing activities, including both cash and non-cash changes.

US$ million	Borrowings excluding lease liabilities	Lease liabilities	Total borrowings	Cross currency and interest rate swaps[2]	Total liabilities arising from financing activities[1]
1 January 2023	9,760	905	10,665	210	10,875
Cash related movements in financing liabilities[1]
Proceeds of other non-current bank facilities other than revolving credit facilities	13	—	13	—	13
Repayment of other non-current bank facilities other than revolving credit facilities	(63)	—	(63)	—	(63)
Net (repayment)/proceeds of RCF	(1,225)	—	(1,225)	—	(1,225)
Net repayment of current borrowings	(1,292)	—	(1,292)	—	(1,292)
Repayments of finance leases	—	(468)	(468)	—	(468)
Subtotal	(2,567)	(468)	(3,035)	—	(3,035)

Non-cash related movements in financing liabilities
Derecognition of loans as part of disposals	(162)	—	(162)	—	(162)
Foreign exchange movements	(14)	16	2	—	2
Fair value adjustment to fair value hedged borrowings	—	—	—	(66)	(66)
Fair value movement of hedging derivatives	8	—	8	(8)	—
Change in finance lease obligations	—	437	437	—	437
Other non-cash movements	(5)	—	(5)	—	(5)
Subtotal	(173)	453	280	(74)	206

Decrease in financing liabilities for the period	(2,740)	(15)	(2,755)	(74)	(2,829)

31 December 2023	7,020	890	7,910	136	8,046

1See consolidated statement of cash flows.

2The cross currency and interest rate swaps are reported on the balance sheet within the heading Other financial liabilities.

Viterra Limited 2023 Financial Statements - 60

Notes to the consolidated financial statements

19. BORROWINGS (continued)

US$ million	Borrowings excluding lease liabilities	Lease liabilities	Total borrowings	Cross currency and interest rate swaps[2]	Total liabilities arising from financing activities[1]
1 January 2022[1]	8,050	903	8,953	66	9,019
Cash related movements in financing liabilities[1]
Proceeds from issuance of capital market notes	744	—	744	—	744
Proceeds from other non-current bank facilities other than revolving credit facilities	82	—	82	—	82
Repayment of other non-current bank facilities other than revolving credit facilities	(143)	—	(143)	—	(143)
Net (repayment)/proceeds of RCF	1,618	—	1,618	—	1,618
Net repayment of current borrowings	(989)	—	(989)	—	(989)
Repayments of finance lease facilities	—	(589)	(589)	—	(589)
Subtotal	1,312	(589)	723	—	723
Non-cash related movements in financing liabilities[1]
Borrowings acquired in business combinations[3]	599	74	673	—	673
Derecognition of loans as part of disposals	(20)	—	(20)	—	(20)
Foreign exchange movements	(162)	(5)	(167)	—	(167)
Fair value adjustment to fair value hedged borrowings	—	—	—	92	92
Fair value movement of hedging derivatives	(52)	—	(52)	52	—
Change in finance lease obligations	—	522	522	—	522
Other non-cash movements	33	—	33	—	33
Subtotal	398	591	989	144	1,133

Increase in financing liabilities for the period	1,710	2	1,712	144	1,856

31 December 2022	9,760	905	10,665	210	10,875

1See consolidated statement of cash flows.

2The cross currency and interest rate swaps are reported on the balance sheet within the heading Other financial liabilities.

3Please refer to note 23 for acquisition of business.

Viterra Limited 2023 Financial Statements - 61

Notes to the consolidated financial statements

20. PROVISIONS AND OTHER LIABILITIES

US$ million	Rehabilitation costs	Post-employment benefits	Other provisions	Total
1 January 2023	87	14	83	184
Accretion in the year	2	(2)	—	—
(Reduced)/additional provision in the year	8	(10)	52	50
Effect of foreign currency exchange movement	1	—	2	3
Other movements	(2)	13	(18)	(7)
31 December 2023	96	15	119	230
Current	2	—	68	70
Non-current	94	15	51	160

1 January 2022	113	18	122	253
Business combination	14	2	27	43
Accretion in the year	2	(2)	—	—
(Reduced)/additional provision in the year	(36)	46	(73)	(63)
Effect of foreign currency exchange difference	(6)	(2)	—	(8)
Other movements	—	(48)	7	(41)
31 December 2022	87	14	83	184
Current	3	—	42	45
Non-current	84	14	41	139

Rehabilitation costs

Rehabilitation provision represents the accrued cost required to provide adequate restoration and rehabilitation upon the completion of production activities. These amounts will be settled when rehabilitation is undertaken, generally at the end of a project’s life, with the majority of the costs expected to be incurred in the final years of the underlying operations. The majority of the Group’s rehabilitation obligations are in Australia and Canada. The estimated future cash flows are discounted at a rate of 4% (2022: 4%), which is based on current market risk free rates.

Other

Other provisions include provisions for legal related claims of $39 million (2022: $35 million) and tax (other than income tax) related claims of $10 million (2022: $2 million).

Viterra assessed its liabilities and contingencies for all tax years open to audit based upon the latest information available. Inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws. For those matters where it is probable that an adjustment will be made, the Group records its reasoned estimate of these tax liabilities, including related interest charges. These current open tax matters are spread across numerous jurisdictions and consist primarily of legacy transfer pricing and VAT matters that have been open for a number of years and may take several more years to resolve, none of which are individually material.

Viterra Limited 2023 Financial Statements - 62

Notes to the consolidated financial statements

21. PERSONNEL COSTS AND EMPLOYEE BENEFITS

Total personnel costs, which include salaries, wages, social security and other personnel costs, incurred for the years ended 31 December 2023 and 2022, were $832 million and $720 million, respectively. Personnel costs related to consolidated industrial subsidiaries of $573 million (2022: $454 million) are included in cost of goods sold. Other personnel costs are included in selling and administrative expenses.

The Company and certain subsidiaries sponsor various pension schemes in accordance with local regulations and practices. Eligibility for participation in the various plans is either based on completion of a specified period of continuous service or date of hire. Among these schemes are defined contribution plans as well as defined benefit plans.

Defined contribution plans

Viterra’s contributions under these plans amounted to $19 million in 2023 (2022: $13 million).

Post-retirement medical plans

The Company participates in one post-retirement medical plan in Canada, which provides coverage for prescription drugs, medical, dental, hospital and life insurance to eligible retirees. The post-retirement medical plan is unfunded. The expense for this plan amounted to $1 million in 2023 (2022: $3 million income).

Defined benefit pension plans

The Company operates defined benefit plans in a handful of countries, the main location being Canada, to which 78% (2022: 80%) of the present value of obligations accrued to date relates. These defined benefit plans are pension plans that provide benefits to members in the form of a guaranteed level of pension payable for life. Contributions to the Canadian plans are made to meet or exceed minimum funding requirements based on provincial statutory requirements and associated federal taxation rules.

The majority of benefit payments are from trustee-administered funds; however, there are also a number of unfunded plans where Viterra meets the benefit payments as they fall due. Plan assets held in trusts are governed by local regulations and practices in each country. Responsibility for governance of the plans – overseeing all aspects of the plans including investment decisions and contribution schedules – lies with Viterra. Viterra has set up committees to assist in the management of the plans and has also appointed experienced, independent professional experts such as investment managers, actuaries, custodians and trustees.

Viterra Limited 2023 Financial Statements - 63

Notes to the consolidated financial statements

21. PERSONNEL COSTS AND EMPLOYEE BENEFITS (continued)

The movement in the defined benefit pension and post-retirement medical plans over the year is as follows:

	Defined benefit pension plans
US$ million	Notes	Post- retirement medical plans	Present value of defined benefit obligation	Fair value of plan assets	Asset ceiling	Net (asset)/ liability for defined benefit pension plans
1 January 2023		9	298	(399)	62	(39)
Current service cost		—	1	—	—	1
Interest expense/(income)		—	14	(19)	3	(2)
Total expense/(income) recognised in consolidated statement of income		—	15	(19)	3	(1)
Gain on plan assets, excluding amounts included in interest expense – net		—	—	(14)	—	(14)
Loss from change in financial assumptions		1	11	—	—	11
Gain from actuarial experience		—	(1)	—	—	(1)
Change in asset ceiling, excluding amounts in interest expense		—	—	—	(5)	(5)
Actuarial (gains)/losses recognised in consolidated statement of comprehensive income		1	10	(14)	(5)	(9)
Employer contributions		—	—	(3)	—	(3)
Benefits paid directly by the Company		—	(1)	1	—	—
Benefits paid from plan assets		—	(23)	23	—	—
Net cash (outflow)/inflow		—	(24)	21	—	(3)
Exchange differences		—	10	(11)	1	—
31 December 2023		10	309	(422)	61	(52)
Of which:
Pension surpluses		—	—	—	—	(57)
Pension deficits	20	10	—	—	—	5

The Group expects to make a contribution of $2 million to the defined benefit pension and post-retirement medical plans during the next financial year.

Viterra Limited 2023 Financial Statements - 64

Notes to the consolidated financial statements

21. PERSONNEL COSTS AND EMPLOYEE BENEFITS (continued)

	Defined benefit pension plans
US$ million	Notes	Post- retirement medical plans	Present value of defined benefit obligation	Fair value of plan assets	Asset ceiling	Net (asset)/ liability for defined benefit pension plans
1 January 2022		13	429	(557)	38	(90)
Current service cost		—	1	—	—	1
Interest expense/(income)		—	10	(13)	1	(2)
Total expense/(income) recognised in consolidated statement of income		—	11	(13)	1	(1)
Loss on plan assets, excluding amounts included in interest expense - net		—	—	113	—	113
Loss from change in demographic assumptions		—	1	—	—	1
Gain from change in financial assumptions		(3)	(90)	—	—	(90)
Change in asset ceiling, excluding amounts in interest expense		—	—	—	26	26
Actuarial (gains)/losses recognised in consolidated statement of comprehensive income		(3)	(89)	113	26	50
Employer contributions		—	—	(2)	—	(2)
Benefits paid from plan assets		—	(25)	25	—	—
Net cash (outflow)/inflow		—	(25)	23	—	(2)
Exchange differences		(1)	(28)	35	(3)	4
31 December 2022		9	298	(399)	62	(39)
Of which:
Pension surpluses		—	—	—	—	(43)
Pension deficits	20	9	—	—	—	4

Viterra Limited 2023 Financial Statements - 65

Notes to the consolidated financial statements

21. PERSONNEL COSTS AND EMPLOYEE BENEFITS (continued)

The defined benefit obligation accrued to date in Canada represents the majority of the total obligation of the Company. The breakdown below provides details of the Canadian plans for both the balance sheet and the weighted average duration of the defined benefit obligation as at 31 December 2023 and 2022. The defined benefit obligation of any other of the Group’s defined benefit plans as at 31 December 2023 does not exceed $46 million (2022: $39 million).

US$ million 2023	Canada	Other	Total
Post-retirement medical plans
Present value of defined benefit obligation	10	—	10
Of which: amounts owing to active members	3	—	3
Of which: amounts owing to pensioners	7	—	7

Defined benefit pension plans
Present value of defined benefit obligation	241	68	309
Of which: amounts owing to active members	25	1	26
Of which: amounts owing to inactive members	12	50	62
Of which: amounts owing to pensioners	204	17	221
Fair value of plan assets	(356)	(66)	(422)
Asset ceiling	61	—	61
Net defined benefit (asset)/liability at 31 December 2023	(54)	2	(52)

Weighted average duration of defined benefit obligation - years	9.01	20.31	11.42

US$ million 2022	Canada	Other	Total
Post-retirement medical plans
Present value of defined benefit obligation	9	—	9
Of which: amounts owing to active members	3	—	3
Of which: amounts owing to pensioners	6	—	6

Defined benefit pension plans
Present value of defined benefit obligation	238	61	299
Of which: amounts owing to active members	25	1	26
Of which: amounts owing to inactive members	12	44	56
Of which: amounts owing to pensioners	201	16	217
Fair value of plan assets	(339)	(60)	(399)
Asset ceiling	62	—	62
Net defined benefit (asset)/liability at 31 December 2022	(39)	1	(38)

Weighted average duration of defined benefit obligation - years	9.30	19.87	11.45

The actual return on plan assets in respect of defined benefit pension plans amounted to a gain of $44 million (2022: $89 million loss), mainly resulting from actuarial gains, interest income and foreign exchange movements.

Viterra Limited 2023 Financial Statements - 66

Notes to the consolidated financial statements

21. PERSONNEL COSTS AND EMPLOYEE BENEFITS (continued)

The plan assets consist of the following:

US$ million	2023	2022
Cash and short-term investments	7	7
Fixed income	296	268
Equities	43	48
Other[1]	76	76
Total	422	399

1 Includes securities in non-active markets in the amount of $45 million (2022: $38 million).

The fair value of plan assets includes none of Viterra’s own financial instruments and no property occupied by, or other assets used by, Viterra. For many of the plans, representing a large portion of the global plan assets, asset-liability matching strategies are in place, where the fixed-income assets are invested broadly in alignment with the duration of the plan liabilities, and the proportion allocated to fixed-income assets is raised when the plan funding level increases.

Through its defined benefit plans, Viterra is exposed to a number of risks, the most significant of which are detailed below:

Asset volatility: The plan liabilities are calculated using a discount rate set with reference to corporate bond yields; if plan assets underperform this yield, this will create a deficit. The funded plans hold a significant proportion of equities, which are expected to outperform bonds in the long term while contributing volatility and risk in the short term. Viterra believes that, due to the long-term nature of the plan liabilities, a level of continuing equity investment is an appropriate element of Viterra’s long-term strategy to manage the plans efficiently.

Change in bond yields: A decrease in bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings.

Inflation risk: Some of the plans’ benefit obligations are linked to inflation, and higher inflation will lead to higher liabilities, although in most cases caps on the level of inflationary increases are in place to protect the plan against extreme inflation.

Life expectancy: The majority of the plans’ obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plans’ liability.

Salary increases: Some of the plans’ benefit obligations related to active members are linked to their salaries. Higher salary increases will therefore tend to lead to higher plan liabilities.

Viterra Limited 2023 Financial Statements - 67

Notes to the consolidated financial statements

The principal weighted average actuarial assumptions used were as follows:

	Post-retirement medical plans		Defined benefit pension plans
	2023	2022	2023	2022
Discount rate	4.6%	5.0%	4.4%	4.7%
Future salary increases	3.0%	3.0%	3.0%	2.4%
Future pension increases	—%	—%	1.2%	1.2%
Ultimate medical cost trend rate	4.1%	4.1%	—%	—%

Viterra Limited 2023 Financial Statements - 68

Notes to the consolidated financial statements

21. PERSONNEL COSTS AND EMPLOYEE BENEFITS (continued)

Mortality assumptions are based on the latest available standard mortality tables for the individual countries concerned. As at 31 December 2023, these tables imply expected future life expectancy, for employees aged 65, 21 to 23 years for males (2022: 21 to 23) and 23 to 26 years for females (2022: 23 to 26). The assumptions for each country are reviewed each year and are adjusted where necessary to reflect changes in fund experience and actuarial recommendations.

The sensitivity of the defined benefit obligation to changes in principal assumptions as at 31 December 2023 is set out below, assuming that all other assumptions are held constant, and the effect of interrelationships is excluded. There has been no change in the sensitivity calculation methodology from the prior year.

	Increase/(decrease) in pension obligation
US$ million	Post-retirement medical plans	Defined benefit pension plans	Total
Discount rate
Increase by 100 basis points	—	(32)	(32)
Decrease by 100 basis points	—	35	35
Rate of future salary increase
Increase by 100 basis points	—	1	1
Decrease by 100 basis points	—	(1)	(1)
Rate of future pension benefit increase
Increase by 100 basis points	—	1	1
Decrease by 100 basis points	—	(1)	(1)
Medical cost trend rate
Increase by 100 basis points	—	—	—
Decrease by 100 basis points	—	—	—
Life expectancy
Increase in longevity by one year	—	9	9

Viterra Limited 2023 Financial Statements - 69

Notes to the consolidated financial statements

22. ACCOUNTS PAYABLE

US$ million	2023	2022
Financial liabilities at amortised cost
Trade payables	3,689	4,685
Margin calls received	9	2
Associated companies	11	35
Other payables and accrued liabilities	213	286
Non-financial instruments
Advances settled in product	376	220
Payables to employees	190	171
Other tax and related payables	67	59
Total	4,555	5,458

Trade payables are obligations to pay for goods and services. Trade payables typically have maturities up to 90 days depending on the commodity and the geographic area in which the purchase transaction occurs and the agreed terms. The carrying value of trade payables approximates fair value.

Included within trade payables at 31 December 2023 is an amount of $88 million (2022: $Nil) which relates to amounts received in advance for receivables which have been sold by the Group but which do not meet the criteria for derecognition as the Group retains the principal risks and rewards of ownership. The corresponding receivables are included in trade receivables.

23. ACQUISITION AND DISPOSALS OF SUBSIDIARIES

2023 Acquisition

For the year ended 31 December 2023, Viterra had no material acquisitions of subsidiaries.

2022 Acquisition

Gavilon

On 3 October 2022, Viterra concluded the acquisition of a 100% interest in Gavilon Agriculture Investment, Inc., for an initial cash consideration of $1,125 million, plus working capital amounting to $1,801 million. In 2023, the final purchase price was assessed resulting in a repayment to the Group of $54 million and a final cash consideration for the acquisition of $1,071 million.

The valuation of the acquisition had not been completed by the date the 2022 consolidated financial statements were issued and therefore Viterra reported in its consolidated financial statements for the year ended 31 December 2022 provisional amounts for the assets and liabilities acquired. In these consolidated financial statements Viterra has retrospectively adjusted the provisional amounts recognised at the acquisition date to reflect the updated valuation of assets and liabilities.

Viterra Limited 2023 Financial Statements - 70

Notes to the consolidated financial statements

Gavilon is based in Omaha, Nebraska, USA, and originates, stores and distributes grains and oilseeds, as well as feed and food ingredients, to food manufacturers, livestock producers, poultry processors, soybean processors and ethanol producers worldwide.

The primary reason for the transaction was to expand Viterra’s operations in the markets in which Gavilon operates. Gavilon’s asset network is located in key growing areas across the United States, with access to major railroads, rivers and ports. It also has international operations in Mexico, South America, Europe and Asia.

Viterra Limited 2023 Financial Statements - 71

Notes to the consolidated financial statements

23. ACQUISITION AND DISPOSALS OF SUBSIDIARIES (continued)

The table below reflects the adjustments recorded to the provisional amounts recorded in the consolidated financial statements as at 31 December 2022:

US$ million	Provisional fair values as reported at acquisition date	Fair value adjustments to the provisional allocation	Revised acquisition date fair values
Non-current assets
Property, plant and equipment	905	(79)	826
Investments in associates and joint ventures	62	20	82
	967	(59)	908
Current assets
Inventories	1,818	—	1,818
Accounts receivable	722	—	722
Cash and cash equivalents	678	—	678
Other current assets	686	—	686
	3,904	—	3,904
Non-current liabilities
Borrowings	74	—	74
Other non-current liabilities	45	29	74
	119	29	148
Current liabilities
Borrowings	599	—	599
Accounts payable	1,145	(6)	1,139
Other current liabilities	425	(3)	422
	2,169	(9)	2,160
Non-controlling interest	2	—	2

Total fair value of net assets acquired	2,581	(79)	2,502
Consideration paid/(received)	2,926	(54)	2,872
Goodwill arising on acquisition	345	25	370
Net cash used in acquisition of subsidiary	(2,235)	54	(2,181)
Acquisition related costs[1]	28	—	28

1The Group incurred acquisition related costs of $28 million related to closing legal, consulting and advisory expenses. These costs have been recognised in selling and administrative expenses in the consolidated statement of income.

The finalisation of the estimated fair value of property, plant and equipment was due mainly to the availability of additional information about the nature and condition of the acquired assets. The fair value of the consideration transferred on acquisition was adjusted based on the finalisation of the purchase price in accordance with the share purchase agreement.

If the acquisition had taken place effective 1 January 2022, the operation would have contributed additional revenue of $22,567 million and additional attributable net profit of $75 million for 2022.

From the date of acquisition until 31 December 2022, the operations contributed $4,011 million of revenue and $55 million of attributable net income.

Viterra Limited 2023 Financial Statements - 72

Notes to the consolidated financial statements

23. ACQUISITION AND DISPOSALS OF SUBSIDIARIES (continued)

The table below shows the movement between the figures reported as at 31 December 2022 in the consolidated statement of financial position as included in the consolidated financial statements for the year ended 31 December 2022 and those shown in these consolidated financial statements. All other amounts in the respective statements of financial position are unchanged.

US$ million	Amount per 2022 annual consolidated financial statements	Purchase price allocation adjustments	Revised 2022 amount
Assets
Non-current assets
Property, plant and equipment	5,073	(79)	4,994
Intangible assets	1,380	25	1,405
Investments in associates and joint ventures	490	20	510
Total non-current assets	7,328	(34)	7,294

Current assets
Accounts receivable	4,571	54	4,625
Total current assets	16,200	54	16,254

Total assets	23,528	20	23,548

Non-current liabilities
Deferred tax liabilities	438	17	455
Other long-term liabilities	25	12	37
Total non-current liabilities	6,535	29	6,564

Current liabilities
Accounts payable	5,464	(6)	5,458
Income tax payable	230	(3)	227
Total current liabilities	11,734	(9)	11,725

Total equity and liabilities	23,528	20	23,548

2023 Disposals

In March 2023, Viterra announced that it would exit the Russian market and divest entirely its Russian businesses. On 20 October 2023, Viterra concluded the sale of all of its Russian businesses for an aggregate consideration in cash of $42 million and a gain of $3 million. Refer to note 4 for details. Until final completion of the transaction on 20 October 2023, Viterra continued to operate its businesses in Russia in compliance with all existing sanctions and applicable laws.

Viterra Limited 2023 Financial Statements - 73

Notes to the consolidated financial statements

23. ACQUISITION AND DISPOSALS OF SUBSIDIARIES (continued)

The carrying value of the assets and liabilities of the disposed Russian subsidiaries over which control was lost and for which cash consideration was received is detailed below:

US$ million	Note	2023
Assets
Non-current assets
Advances and loans		42
Total non-current assets		42

Current assets
Inventories		45
Accounts receivable		57
Other financial assets		5
Cash and cash equivalents		86
Income tax receivable		2
Total current assets		195

Total assets		237

Non-current liabilities
Borrowings		17
Deferred tax liabilities		3
Total non-current liabilities		20

Current liabilities
Borrowings		145
Accounts payable		29
Other financial liabilities		8
Total current liabilities		182

Carrying value of net assets		35

Consideration received (in cash)		42
Less: expense recycled to profit or loss		(4)
Net gain on disposal	4	3

Consideration received (in cash)		42
Cash and cash equivalents disposed		(86)
Net cash used for disposal		(44)

Viterra Limited 2023 Financial Statements - 74

Notes to the consolidated financial statements

23. ACQUISITION AND DISPOSALS OF SUBSIDIARIES (continued)

2022 Disposal

In the year ended 31 December 2022 Viterra had no material disposals of subsidiaries. Details of non-material disposals of investments are provided in note 4.

24. FINANCIAL AND CAPITAL RISK MANAGEMENT

Financial risks arising in the normal course of business from Viterra’s operations comprise market risk (including commodity price risk, interest rate risk and currency risk), credit risk (including performance risk) and liquidity risk. It is Viterra’s policy and practice to identify and, where appropriate and practical, actively manage such risks to support its objectives in managing its capital and future financial security and flexibility. It is under this objective that Viterra only undertakes risks which are in line with the corporate risk appetite and any unintended risks identified are suppressed. Viterra’s overall risk management programme is described in the Enterprise Risk Management Policy as adopted by the Board of Directors and focuses on the unpredictability of financial markets and seeks to protect its financial security and flexibility by using derivative financial instruments where possible to substantially hedge these financial risks. Viterra’s finance and risk professionals ensure compliance with the Enterprise Risk Management Policy, working in coordination with the commodity departments, by monitoring, managing and reporting regularly Viterra’s risk to senior management and the Board of Directors on the approach and effectiveness in managing financial risks along with the financial exposures facing the Group.

Viterra’s objectives in managing its “capital attributable to equity holders” include preserving its overall financial health and strength for the benefit of all stakeholders, maintaining an optimal capital structure in order to provide a high degree of financial flexibility at an attractive cost of capital, and safeguarding its ability to continue as a going concern, while generating sustainable long-term profitability.

Distribution policy and other capital management initiatives

The manner and timing of future distributions will be determined after consultation with shareholders.

Commodity price risk

Viterra is exposed to price movements for the inventory it holds and the products it produces which are not held to meet priced forward contract obligations and forward priced purchase or sale contracts. Viterra manages a significant portion of this exposure through futures and options transactions on worldwide commodity exchanges or in over the counter (OTC) markets, to the extent available.

Viterra Limited 2023 Financial Statements - 75

Notes to the consolidated financial statements

24. FINANCIAL AND CAPITAL RISK MANAGEMENT (continued)

Commodity price risk management activities are considered an integral part of Viterra’s physical commodity marketing activities and the related assets and liabilities are included in other financial assets from and other financial liabilities to derivative counterparties, including clearing brokers and exchanges.

Whilst it is Viterra’s policy to substantially hedge its commodity price risks, there remains the possibility that the hedging instruments chosen may not always provide effective mitigation of the underlying price risk. The hedging instruments available to the marketing businesses may differ in specific characteristics to the risk exposure to be hedged, resulting in an ongoing and unavoidable basis risk exposure. Residual basis risk exposures represent a key focus point for Viterra’s commodity department teams who actively engage in the management of such.

Value at risk

One of the tools used by Viterra to monitor and limit its primary market risk exposure, principally commodity price risk related to its physical marketing activities, is the use of a value at risk (VaR) computation. VaR is a risk measurement technique which estimates a threshold for potential loss that could occur on risk positions as a result of movements in risk factors over a specified time horizon, given a specific level of confidence and based on a specific price history. The VaR methodology is a statistically defined, probability based approach that takes into account market volatilities, as well as risk diversification, by recognising offsetting positions and correlations between commodities and markets. In this way, risks can be measured consistently across markets and commodities and risk measures can be aggregated to derive a single risk value. Viterra’s Board has set a consolidated VaR limit (one-day 95% confidence level) of $36 million representing less than 1% of total equity, which the Board reviews annually.

Viterra uses a VaR approach based on Monte Carlo simulations computed at a 95% confidence level and utilising an exponentially weighted data history for a one-day time horizon.

Position sheets are regularly distributed and monitored and daily Monte Carlo simulations are applied to the various business groups’ marketing positions to determine potential losses.

Market risk VaR (one-day 95% confidence interval) ranges and the full-year levels were as follows:

US$ million	2023	2022
Average during the year	18	25
High during the year	32	52
Low during the year	11	15

The VaR does not purport to represent actual gains or losses in fair value on earnings to be incurred by Viterra, nor does Viterra claim that these VaR results are indicative of future market movements or representative of any actual impact on its future results. VaR should always be viewed in the context of its limitations; notably, the use of historical data as a proxy for estimating future events, market liquidity risks and tail risks. Viterra recognises these limitations, and thus complements and continuously refines its VaR analysis by analysing forward-looking stress scenarios and back testing calculated VaR against the hypothetical portfolio returns arising in the next business day.

Viterra Limited 2023 Financial Statements - 76

Notes to the consolidated financial statements

24. FINANCIAL AND CAPITAL RISK MANAGEMENT (continued)

Viterra’s VaR computation currently covers its business with grain, oilseeds, sugar, cotton, rice and ethanol, and assesses the open priced positions which are subject to price risk, including inventories of these commodities.

Net present value at risk

Viterra’s future cash flows related to its forecast production activities are also exposed to commodity price movements. Viterra manages this exposure through a combination of portfolio diversification, occasional hedging via futures and options transactions, and continuous internal monitoring, reporting and quantification of the underlying operations’ estimated cash flows and valuations.

Interest rate risk

Viterra is exposed to various risks associated with the effects of fluctuations in the prevailing levels of market interest rates on its assets and liabilities and cash flows. Matching of assets and liabilities is utilised as the dominant method to hedge interest rate risks. Floating rate debt, which is predominantly used to fund fast turning working capital (interest is internally charged on the funding of this working capital), is primarily based on USD SOFR plus an appropriate premium. Accordingly, prevailing market interest rates are continuously factored into transactional pricing and terms.

Assuming the amount of floating rate liabilities at the reporting period end were outstanding for the whole year, interest rates were 50 basis points higher/lower and all other variables held constant, Viterra’s income and equity for the year ended 31 December 2023 would decrease/increase by $18 million (2022: $33 million).

The capital market notes include a $450 million and a $300 million coupon bond, issued in April 2022 (see note 19). Interest rate swap contracts have been entered into to hedge the interest rate risk associated with these bonds. These swap contracts have been designated as fair value hedges of the interest rate risk associated with the US dollar denominated bonds. The key terms of these swap contracts and the hedged items are matched and Viterra expects a highly effective hedging relationship with the swap contracts and the value of the corresponding hedged items to change systematically in opposite directions in response to movements in the underlying interest rates. Therefore, no gain or loss has been recognised due to hedge ineffectiveness.

The corresponding fair value and notional amounts of these derivatives is as follows:

	Nominal amount		Fair value of hedge derivative
US$ million	2023	2022	2023	2022
Fair value hedges - interest rate risk
USD Bonds[1]	750	750	(44)	(52)
Total	750	750	(44)	(52)

1 Refer to note 19 for details of the hedged item.

Viterra Limited 2023 Financial Statements - 77

Notes to the consolidated financial statements

24. FINANCIAL AND CAPITAL RISK MANAGEMENT (continued)

Interest rate benchmark reform

On 30 June 2023 the final remaining LIBOR bank panel ended and consequently overnight one-, three- and six-month USD LIBORs are no longer quoted. The Group had previously established a multidisciplinary working group to prepare and implement a LIBOR transition plan. As at 31 December 2023 none of the Group's floating rate debt is linked to LIBOR benchmarks, with the majority of these items having been transitioned to alternative benchmarks (primarily SOFR). See note 19 for details of the Group's floating rate debt.

Currency risk

The US dollar is the predominant functional currency of the Group. Currency risk is the risk of loss from movements in exchange rates related to transactions and balances in currencies other than the US dollar. Such transactions include operating expenditure, capital expenditure, and to a lesser extent purchases and sales in currencies other than the functional currency. Purchases or sales of commodities concluded in currencies other than the functional currency, apart from certain limited domestic sales at industrial operations which act as a hedge against local operating costs, are ordinarily hedged through forward exchange contracts. Consequently, foreign exchange movements against the US dollar on recognised transactions would have an immaterial financial impact. Viterra enters into currency hedging transactions with leading financial institutions.

Viterra’s debt related payments (both principal and interest) are predominantly denominated in or swapped using hedging instruments into US dollars. Viterra’s operating expenses, being a small portion of its revenue base, are incurred in a mix of currencies of which the US dollar, Canadian dollar, Australian dollar, Brazilian real and Euro are the predominant currencies.

Viterra has issued Euro denominated bonds (see note 19). Cross currency swaps were concluded to hedge the currency risk arising on the principal and related interest payments of these bonds. These swap contracts were designated as cash flow hedges of the associated foreign currency risks on the expected future cash flows of the Euro denominated bonds. The key terms of these swap contracts and the hedged items are matched and Viterra expects a highly effective hedging relationship with the swap contracts and the value of the corresponding hedged items to change systematically in opposite directions in response to movements in the underlying exchange rates. Viterra has not recognised any gain or loss due to hedge ineffectiveness.

The corresponding fair value and notional amounts of these derivatives are as follows:

	Nominal amount		Hedged foreign exchange rates		Fair value of hedge derivative
US$ million	2023	2022	2023	2022	2023	2022
Cash flow hedges - currency risk
Eurobonds[1]	1,414	1,414	1.11	1.07	(92)	(158)
Total	1,414	1,414			(92)	(158)

1 Refer to note 19 for details of the hedged item.

Viterra Limited 2023 Financial Statements - 78

Notes to the consolidated financial statements

24. FINANCIAL AND CAPITAL RISK MANAGEMENT (continued)

Credit risk

Credit risk arises from the possibility that counterparties may not be able to settle obligations due to Viterra within their agreed payment terms. Financial assets which potentially expose Viterra to credit risk consist principally of cash and cash equivalents, receivables and advances, derivative instruments, and non-current advances and loans. Viterra’s credit management process includes the assessment, monitoring and reporting of counterparty exposure on a regular basis. Viterra’s cash and cash equivalents are placed overnight with a diverse group of highly credit rated financial institutions. The Group deems these financial institutions to have low credit risk. Credit risk with respect to receivables and advances is mitigated by the large number of customers comprising Viterra’s customer base and their diversity across various industries and geographical areas, as well as Viterra’s policy to mitigate these risks through letters of credit, netting, collateral and insurance arrangements where appropriate. Additionally, it is Viterra’s policy that transactions and activities in trade related financial instruments be concluded under master netting agreements or long form confirmations to enable offsetting of balances due to/from a common counterparty in the event of default by the counterparty. Viterra actively and continuously monitors the credit quality of its counterparties through internal reviews and a credit scoring process, which includes, where available, public credit ratings. Balances with counterparties not having a public investment grade or equivalent internal rating are typically enhanced to investment grade through the extensive use of credit enhancement products, such as letters of credit or insurance products.

Viterra has a diverse customer base, with no customer representing more than 3.2% (2022: 1.6%) of its trade receivables (on a gross basis taking into account credit enhancements) or accounting for more than 1.1% of its revenues over the year ended 31 December 2023 (2022: 4.1%).

The maximum exposure to credit risk (including performance risk - see below), without considering netting agreements or without taking account of any collateral held or other credit enhancements, is equal to the carrying amount of Viterra’s financial assets (see note 25).

Performance risk

Performance risk (part of the broader credit risk subject matter, discussed above) is inherent in contracts, with agreements in the future, to physically purchase or sell commodities with fixed price attributes, and arises from the possibility that counterparties may not be willing or able to meet their future contractual physical sale or purchase obligations to/from Viterra. Viterra undertakes the assessment, monitoring and reporting of performance risk within its overall credit management process. Viterra’s market breadth, and diversified supplier and customer base, as well as the standard pricing mechanism in the vast majority of Viterra’s commodity portfolio, ensure that performance risk is adequately mitigated.

Agricultural markets are characterised by their relatively short-term pricing windows, of which the majority range between spot and six-month forward.

Viterra Limited 2023 Financial Statements - 79

Notes to the consolidated financial statements

24. FINANCIAL AND CAPITAL RISK MANAGEMENT (continued)

Liquidity risk

Liquidity risk is the risk that Viterra is unable to meet its payment obligations when due, or that it is unable, on an ongoing basis, to borrow funds in the market on an unsecured or secured basis at an acceptable price to fund actual or proposed commitments. Prudent liquidity risk management implies maintaining sufficient cash and cash equivalents and availability of adequate committed funding facilities. Viterra’s credit profile, diversified funding sources and committed credit facilities ensure that sufficient liquid funds are maintained to meet its liquidity requirements. As part of its liquidity management, Viterra closely monitors and plans for its future capital expenditure, working capital needs (including matching the significant future payments from purchase obligations with future proceeds from sales contracts) and proposed investments, as well as credit facility refinancing/extension requirements, well ahead of time.

As at 31 December 2023, Viterra had available committed undrawn credit facilities and cash amounting to $6,635 million (2022: $7,018 million). The maturity profile of Viterra’s financial liabilities based on the contractual terms is as follows:

US$ million 2023	After 5 years	Due 3-5 years	Due 2-3 years	Due 1-2 years	Due 0-1 year	Total
Borrowings	886	1,286	646	2,096	2,106	7,020
Lease liabilities	185	95	86	200	324	890
Expected future interest payments	540	81	316	185	167	1,289
Accounts payable[1]	—	—	—	—	4,365	4,365
Other financial liabilities	80	18	38	—	640	776
Total	1,691	1,480	1,086	2,481	7,602	14,340
Current assets					12,224	12,224

US$ million 2022	After 5 years	Due 3-5 years	Due 2-3 years	Due 1-2 years	Due 0-1 year	Total
Borrowings	1,667	1,621	738	1,167	4,567	9,760
Lease liabilities	154	93	91	192	375	905
Expected future interest payments	249	106	151	196	165	867
Accounts payable[1]	—	—	—	—	5,293	5,293
Other financial liabilities	122	22	66	—	1,052	1,262
Total	2,192	1,842	1,046	1,555	11,452	18,087
Current assets					16,254	16,254

1 Accounts payable excludes payables to employees which are non-financial liabilities.

Viterra Limited 2023 Financial Statements - 80

Notes to the consolidated financial statements

24. FINANCIAL AND CAPITAL RISK MANAGEMENT (continued)

Climate and environmental risk

Our financial reporting, consistent with IFRS guidelines, reflects significant judgements and uncertainties related to environmental and climate risks. Based on the preliminary assessment of the global climate changes, Viterra does not identify climate changes that materially changed the evaluation of the material assets or liabilities, nor critical accounting judgements, in 2023.

25. FINANCIAL INSTRUMENTS

Fair value of financial instruments

The following tables present the carrying values and fair values of Viterra’s financial instruments. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (most advantageous) market at the measurement date under current market conditions. Where available, market values have been used to determine fair values.

The financial assets and liabilities are presented by class in the tables below at their carrying values, which approximate the fair values with the exception of $3,212 million (2022: $3,156 million) of capital market notes, the fair value of which at 31 December 2023 was $3,029 million (2022: $2,726 million) based on observable market prices applied to the borrowing portfolio (a Level 1 fair value measurement).

US$ million 2023	Notes	Amortised cost	FVtPL[1]	FVtOCI[2]	Total
Assets
Other investments[3]		—	90	19	109
Advances and loans	13	54	—	—	54
Accounts receivable	16	2,342	—	—	2,342
Other financial assets	26	—	1,055	—	1,055
Cash and cash equivalents	17	530	—	—	530
Total financial assets		2,926	1,145	19	4,090

Liabilities
Borrowings	19	7,910	—	—	7,910
Accounts payable	22	3,922	—	—	3,922
Other financial liabilities	26	—	776	—	776
Total financial liabilities		11,832	776	—	12,608

1FVtPL - Fair value through profit or loss.

2FVtOCI - Fair value through other comprehensive income. Loss on equity instruments recognised in other comprehensive income in 2023 comprised $2 million.

3Other investments of $100 million are classified as Level 1 measured using quoted market prices with the remaining balance of $9 million being investments in private companies, classified as Level 2 measured using discounted cash flow models.

Viterra Limited 2023 Financial Statements - 81

Notes to the consolidated financial statements

25. FINANCIAL INSTRUMENTS (continued)

US$ million 2022	Notes	Amortised cost	FVtPL[1]	FVtOCI[2]	Total
Assets
Other investments[3]		—	8	15	23
Advances and loans	13	56	—	—	56
Accounts receivable	16	3,435	—	—	3,435
Other financial assets	26	—	1,750	—	1,750
Cash and cash equivalents	17	637	—	—	637
Total financial assets		4,128	1,758	15	5,901

Liabilities
Borrowings	19	10,665	—	—	10,665
Accounts payable	22	5,008	—	—	5,008
Other financial liabilities	26	—	1,262	—	1,262
Total financial liabilities		15,673	1,262	—	16,935

1FVtPL - Fair value through profit or loss.

2FVtOCI - Fair value through other comprehensive income. Loss on equity instruments recognised in other comprehensive income in 2022 comprised $1 million.

3Other investments of $11 million are classified as Level 1 measured using quoted market prices with the remaining balance of $12 million being investments in private companies, classified as Level 2 measured using discounted cash flow models.

26. FAIR VALUE MEASUREMENTS

Fair values are primarily determined using quoted market prices or standard pricing models using observable market inputs where available and are presented to reflect the expected gross future cash in/outflows. Viterra classifies the fair values of its financial instruments into a three-level hierarchy based on the degree of the source and observability of the inputs that are used to derive the fair value of the financial asset or liability as follows:

Level 1: Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that Viterra can assess at the measurement date; or

Level 2: Inputs other than quoted inputs included in Level 1 that are observable for the assets or liabilities, either directly or indirectly; or

Level 3: Unobservable inputs for the assets or liabilities, requiring Viterra to make market-based assumptions.

Level 1 classifications include futures and options that are exchange traded, whereas Level 2 classifications primarily include swaps and physical forward transactions which derive their fair value primarily from exchange quotes and readily observable broker quotes.

It is Viterra’s policy that transactions and activities in trade related financial instruments be concluded under master netting agreements or long form confirmations to enable balances due to/from a common counterparty to be offset in the event of default, insolvency or bankruptcy by the counterparty.

Viterra Limited 2023 Financial Statements - 82

Notes to the consolidated financial statements

26. FAIR VALUE MEASUREMENTS (continued)

The following tables show the fair values of the derivative financial instruments including trade related financial and physical forward purchase and sale commitments by type of contract and non-current other financial liabilities as at 31 December 2023 and 31 December 2022. Other assets and liabilities which are measured at fair value on a recurring basis are biological assets, marketing inventories, other investments, and cash and cash equivalents. Refer to notes 14, 15, 17 and 25 for disclosure in connection with these fair value measurements. There are no non-recurring fair value measurements.

Other financial assets 2023

US$ million	Level 1	Level 2	Level 3	Total
Commodity related contracts
Futures	127	2	—	129
Options	5	—	—	5
Physical forwards	—	787	—	787
Financial contracts
Interest rate swaps	—	—	—	—
Foreign currency futures and forwards	2	132	—	134
Total	134	921	—	1,055
Current	134	921	—	1,055
Non-current	—	—	—	—

Other financial liabilities 2023

US$ million	Level 1	Level 2	Level 3	Total
Commodity related contracts
Futures	78	—	—	78
Options	8	—	—	8
Physical forwards	—	465	—	465
Financial contracts
Cross currency swaps	—	92	—	92
Interest rate swaps	—	44	—	44
Foreign currency	—	89	—	89
Total	86	690	—	776
Current	86	554	—	640
Non-current	—	136	—	136

Viterra Limited 2023 Financial Statements - 83

Notes to the consolidated financial statements

26. FAIR VALUE MEASUREMENTS (continued)

Other financial assets 2022

US$ million	Level 1	Level 2	Level 3	Total
Commodity related contracts
Futures	91	—	—	91
Options	13	—	—	13
Physical forwards	—	1,476	—	1,476
Financial contracts
Interest rate swaps	—	2	—	2
Foreign currency futures and forwards	11	157	—	168
Total	115	1,635	—	1,750
Current	115	1,635	—	1,750
Non-current	—	—	—	—

Other financial liabilities 2022

US$ million	Level 1	Level 2	Level 3	Total
Commodity related contracts
Futures	170	—	—	170
Options	4	—	—	4
Physical forwards	—	705	—	705
Financial contracts
Cross currency swaps	—	158	—	158
Interest rate swaps	—	52	—	52
Foreign currency futures and forwards	9	164	—	173
Total	183	1,079	—	1,262
Current	183	869	—	1,052
Non-current	—	210	—	210

During the period no amounts were transferred between Level 1 and Level 2 of the fair value hierarchy and no amounts were transferred into or out of Level 3 of the fair value hierarchy for either other financial assets or other financial liabilities.

Some of the Group’s financial assets and financial liabilities are measured at fair value at the end of each reporting period. The following table provides information about how the fair values of these financial assets and financial liabilities are determined, in particular, the valuation techniques and inputs used.

Viterra Limited 2023 Financial Statements - 84

Notes to the consolidated financial statements

26. FAIR VALUE MEASUREMENTS (continued)

Fair value of financial assets/financial liabilities[1] US$ million		2023	2022
Futures - Level 1	Assets	127	91
	Liabilities	(78)	(170)
Valuation techniques and key inputs:	Quoted bid prices in an active market
Options - Level 1	Assets	5	13
	Liabilities	(8)	(4)
Valuation techniques and key inputs:	Quoted bid prices in an active market
Physical forwards - Level 2	Assets	787	1,476
	Liabilities	(465)	(705)
Valuation techniques and key inputs:

Discounted cash flow model

Inputs include observable quoted prices sourced from exchanges or traded reference indices in active markets for identical assets or liabilities. Prices are adjusted by a discount rate which captures the time value of money and counterparty credit considerations, such as history of non-performance, collateral held and current market developments, as required.

Cross currency swap - Level 2	Assets	—	—
	Liabilities	(92)	(158)
Valuation techniques and key inputs:

Discounted cash flow model

Inputs include observable quoted prices sourced from exchanges or traded reference indices in active markets for identical assets or liabilities. Prices are adjusted by a discount rate which captures the time value of money and counterparty credit considerations, as required.

Interest rate swap - Level 2	Assets	—	2
	Liabilities	(44)	(52)
Valuation techniques and key inputs:

Discounted cash flow model

Inputs include observable quoted prices sourced from exchanges or traded reference indices in active markets for identical assets or liabilities. Prices are adjusted by a discount rate which captures the time value of money and counterparty credit considerations, as required.

Foreign currency - Level 1	Assets	2	11
	Liabilities	—	(9)
Valuation techniques and key inputs:	Quoted bid prices in an active market
Foreign currency - Level 2	Assets	132	157
	Liabilities	(89)	(164)
Valuation techniques and key inputs:

Discounted cash flow model

Inputs include observable quoted prices sourced from exchanges or traded reference indices in active markets for identical assets or liabilities. Prices are adjusted by a discount rate which captures the time value of money and counterparty credit considerations, as required.

1 There were no significant unobservable inputs in determining the fair value of instruments.

Viterra Limited 2023 Financial Statements - 85

Notes to the consolidated financial statements

27. FUTURE COMMITMENTS

Capital expenditure for the acquisition of property, plant and equipment is generally funded through the cash flow generated by the respective industrial entities. As at 31 December 2023, $33 million (2022: $61 million), of which 99% (2022: 91%) relates to expenditure to be incurred over the next year, was contractually committed for the acquisition of property, plant and equipment.

Viterra procures seagoing vessels/chartering services to meet its overall marketing objectives and commitments. As at 31 December 2023, Viterra has committed to future vessel hire costs to meet future physical delivery and sale obligations and expectations of $115 million (2022: $314 million), of which $55 million, or 48% (2022: 57%), of the total charters are for services to be received over the next two years. Once the chartering date is reached, the vessels and related liabilities are accounted for as leases.

Total future commitments relating to leases are aged as follows:

US$ million	2023	2022
Within 1 year	43	131
Between 2 and 5 years	78	188
After 5 years	1	—
Total	122	319

As part of Viterra’s ordinary sourcing and procurement of physical commodities and other ordinary marketing obligations, the selling party may request that a financial institution act as either i) the paying party upon the delivery of product and qualifying documents through the issuance of a letter of credit or ii) the guarantor by way of issuing a bank guarantee accepting responsibility for Viterra’s contractual obligations. In addition, Viterra is required to post pension guarantees in respect of its future obligations. As at 31 December 2023, $180 million (2022: $313 million) of such commitments have been issued on behalf of Viterra, which will generally be settled simultaneously with the payment for such commodity or rehabilitation and pension obligation.

28. CONTINGENT LIABILITIES

The amount of corporate guarantees in favour of third parties as at 31 December 2023 was $13 million (2022: $15 million).

The Group is subject to various claims which arise in the ordinary course of business as detailed below. These contingent liabilities are reviewed on a regular basis and where practical an estimate is made of the potential financial impact on the Group. As at 31 December 2023 and 31 December 2022, the Group identified no material contingent liabilities.

Litigation

Certain legal proceedings, claims and unresolved disputes are pending against Viterra in respect of which the timing of resolution and potential outcome (including any future financial obligations) are uncertain and no liabilities have been recognised in relation to these matters.

Viterra Limited 2023 Financial Statements - 86

Notes to the consolidated financial statements

28. CONTINGENT LIABILITIES (continued)

Environmental contingencies

Viterra’s operations are subject to various environmental laws and regulations. Viterra is in material compliance with those laws and regulations. Viterra accrues for environmental contingencies when such contingencies are probable and reasonably estimable. Such accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from insurance companies and other parties are recorded as assets when the recoveries are virtually certain. At this time, Viterra is unaware of any material environmental incidents at its locations.

Tax audits

Viterra is inherently exposed to tax risks and uncertainty over tax treatments. Viterra assesses its tax treatments for all tax years open to audit based upon the latest available information. For those positions that are not expected to be accepted by tax authorities, the Group records its best estimate of these tax liabilities, including related interest charges. Viterra assesses the most likely amount or expected value of the tax treatment in line with IFRIC 23. Inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws. Whilst Viterra believes it has adequately provided for the outcome of these matters, future results may include favourable or unfavourable adjustments to these estimated tax liabilities in the period the assessments are made, or resolved.

In May 2018, the Australian Tax Office (ATO) commenced an audit of Glencore plc’s Australian financing arrangements covering the period 2012 to 2016. As part of these audits, notices were also issued to the current parent company of Viterra’s Australian tax group, namely Glencore Grain Holdings Australia Pty Ltd (GGHA), currently named Viterra Australia Holdings Pty Ltd. The transactions in GGHA during the period under review are material. However, based on the information available, management considers the tax position reflected in GGHA’s tax filings acceptable.

In July 2018, the Canada Revenue Agency (CRA) commenced an audit of Viterra Canada Inc.'s tax return for the fiscal year 2014. Following the completion of the audit, in December 2020 the CRA issued a material reassessment for which the Company has not recognised a provision. Although inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws, the Company is of the view that no significant changes are required to its tax position.

Viterra Canada has also received material final assessments from the CRA relating to the disallowance of non-capital loss balances so utilised by Viterra Canada during the 2016 to 2020 tax periods for which the Company has not recognised a provision. Although inherent uncertainties exist in estimates of tax contingencies due to complexities of interpretation and changes in tax laws, the Company is of the view that no significant changes are required to its tax position.

Viterra Limited 2023 Financial Statements - 87

Notes to the consolidated financial statements

29. RELATED PARTY TRANSACTIONS

In the normal course of business, Viterra enters into various arm’s length transactions with related parties, including commitments to sell and to purchase commodities, agency or brokerage agreements, Group financing, and management service agreements. Outstanding balances at period end are unsecured and settlement occurs in cash (see notes 13, 16 and 22). There have been no guarantees provided or received for any related party receivables or payables.

All transactions between Viterra and its subsidiaries are eliminated on consolidation along with any unrealised profits and losses between its subsidiaries and associates.

US$ million 2023	Glencore plc and its subsidiaries	Associates and joint ventures	Total
Transactions
Sales	43	643	686
Purchases	(6)	(427)	(433)
Interest income	—	1	1
Outstanding balances
Trade receivables	26	25	51
Loans receivable	—	14	14
Other financial assets	—	—	—
Trade payables	3	9	12
Other financial liabilities	(1)	—	(1)

US$ million 2022	Glencore plc and its subsidiaries	Associates and joint ventures	Total
Transactions
Sales	2	333	335
Purchases	(3)	(149)	(152)
Interest income	—	2	2
Outstanding balances
Trade receivables	2	22	24
Loans receivable	—	24	24
Other financial assets	3	—	3
Trade payables	4	32	36
Other financial liabilities	—	1	1

The remuneration of key management personnel recognised in the consolidated statement of income comprises salaries and other short-term employee benefits of $4 million (2022: $4 million) and other long-term benefits of $7 million (2022: $7 million).

Viterra Limited 2023 Financial Statements - 88

Notes to the consolidated financial statements

30. PRINCIPAL SUBSIDIARIES WITH MATERIAL NON-CONTROLLING INTERESTS

Non-controlling interest comprises the following:

US$ million	2023	2022
Renova SA	129	123
Cascadia Port Management Corporation	27	28
Other	7	5
Total	163	156

Summarised financial information in respect of Viterra’s subsidiaries that have a material non-controlling interest, reflecting 100% of the underlying subsidiary’s relevant figures, is set out below:

	2023	2023	2022	2022
US$ million	Renova SA	Cascadia Port Management Corporation	Renova SA	Cascadia Port Management Corporation
31 December
Non-current assets	727	149	782	149
Current assets	69	15	80	14
Total assets	796	164	862	163
Non-current liabilities	277	49	337	46
Current liabilities	132	8	156	5
Total liabilities	409	57	493	51
Net assets	387	107	369	112
Equity attributable to owners of the Company	258	80	246	84
Non-controlling interests	129	27	123	28
Non-controlling interests in %	33%	25%	33%	25%

US$ million	2023	2023	2022	2022
Revenue	266	40	352	30
Expenses	(260)	(36)	(352)	(33)
Net (loss)/profit for the year	6	4	—	(3)
(Loss)/profit attributable to owners of the Company	12	3	(1)	(2)
(Loss)/profit attributable to non-controlling interests	(6)	1	1	(1)
Other comprehensive (loss)/gain attributable to owners of the Company	—	2	—	(6)
Other comprehensive (loss)/gain attributable to non-controlling interests	—	1	—	(2)
Total comprehensive (loss)/gain for the year	6	7	—	(11)
Dividends paid to non-controlling interests	—	(3)	—	—
Net cash inflow from operating activities	70	20	79	4
Net cash outflow from investing activities	(10)	(4)	(9)	(3)
Net cash outflow from financing activities	(66)	(14)	(65)	(1)
Total net cash inflow/(outflow)	(6)	2	5	—

Viterra Limited 2023 Financial Statements - 89

Notes to the consolidated financial statements

31. WAR IN UKRAINE

On 24 February 2022, Russia invaded Ukraine, initiating a conflict that is still ongoing. As at 31 December 2023, Viterra had business operations and assets only in Ukraine, following the sale of the Group's Russian businesses in October 2023. Management is carefully following the situation on a continuous basis. Viterra has implemented a comprehensive risk management plan, which prioritises the safety of its employees in Ukraine.

In 2022 direct impacts on net income resulted from inventory write-downs and fair value adjustments on inventories ($15 million: refer to note 15), impairment of receivables ($19 million: refer to note 16), and impaired property, plant and equipment ($5 million: refer to note 6). As at 31 December 2023, $17 million of impairment of the receivables was released as the related receivables were recovered. The fair value adjustments on inventories and impairments for property, plant and equipment were unchanged during 2023.

As at 31 December 2023, Viterra had total assets of $261 million (approximately 1% of the total Group assets) and total liabilities of $22 million (less than 1% of the total Group liabilities) in Ukraine, after considering all above-mentioned reductions. As the conflict continues, it may have additional adverse effects.

With regard to Russia, in response to the conflict, a number of jurisdictions around the world, including the United States, the EU, Switzerland and the United Kingdom, imposed a series of sanctions against the Russian Federation, various companies and individuals, and continue to impose further sanctions as the war continues. In response, the Russian Federation reciprocally imposed trade sanctions on certain goods and services originating in the EU and the United States, as well as various companies and individuals. In March 2022, Viterra suspended any new development and expansion projects in Russia. In March 2023, Viterra announced that it would exit the Russian market and in October 2023, Viterra fully disposed its Russian businesses (refer to notes 4 and 23). During 2023 and 2022, Viterra operated its businesses in Russia in compliance with all applicable sanctions.

Management does not believe the uncertainty arising from the conflict impacts the Company’s ability to continue as a going concern.

32. SUBSEQUENT EVENTS

In February 2024, a resolution to distribute to shareholders an amount of $58 million was approved.

No other material subsequent events occurred until the date these audited consolidated financial statements were authorised for issue.

Viterra Limited 2023 Financial Statements - 90

Notes to the consolidated financial statements

33. PRINCIPAL OPERATING, FINANCE AND INDUSTRIAL SUBSIDIARIES AND INVESTMENTS

	Country of incorporation	% interest 2023	% interest 2022	Main activity
Principal subsidiaries
Viterra Argentina S.A.	Argentina	100.0	100.0	Oilseeds crushing
Viterra Acopio S.A.	Argentina	100.0	100.0	Storage and handling
Renova S.A.	Argentina	66.7	66.7	Oilseeds crushing/ biofuel production
Viterra Holdings Pty Ltd	Australia	100.0	100.0	Storage and handling
Viterra Australia Pty Ltd	Australia	100.0	100.0	Marketing
Correcta Industria e Comercio Ltda.	Brazil	100.0	100.0	Wheat milling/oilseeds crushing
Viterra Bioenergia S.A.	Brazil	100.0	100.0	Sugarcane/ethanol production
Moinhos Cruzeiro do Sul S.A.	Brazil	100.0	100.0	Wheat milling
Viterra Agriculture Brasil S.A.	Brazil	100.0	100.0	Marketing
Cascadia Port Management Corporation	Canada	75.0	75.0	Storage and handling
Viterra Canada Inc.	Canada	100.0	100.0	Storage and handling
Viterra China Co., Ltd.	China	100.0	100.0	Marketing
Viterra Czech s.r.o.	Czech Republic	100.0	100.0	Oilseeds crushing
Viterra Agriculture Egypt for Trading LLC	Egypt	100.0	100.0	Marketing
Viterra France S.A.S.	France	100.0	100.0	Marketing
Viterra Rostock GmbH	Germany	100.0	100.0	Biofuel production
Viterra Magdeburg GmbH	Germany	100.0	100.0	Oilseeds crushing/ biofuel production
Viterra Lubmin Oils GmbH	Germany	100.0	100.0	Oilseeds crushing
Viterra Hungary Kft.	Hungary	100.0	100.0	Marketing
Viterra Vegetable Oil Manufacturing LLC	Hungary	100.0	100.0	Oilseeds crushing
Viterra India Private Limited	India	100.0	100.0	Marketing
Viterra Italy S.R.L.	Italy	100.0	100.0	Marketing
Viterra Kazakhstan LLP	Kazakhstan	100.0	100.0	Marketing
Viterra Agriculture de Mexico, S.A. de C.V.	Mexico	100.0	100.0	Marketing
Viterra Botlek B.V.	Netherlands	100.0	100.0	Biofuel production
Viterra B.V.	Netherlands	100.0	100.0	Marketing
Viterra Finance B.V.	Netherlands	100.0	100.0	Finance
Renaisco BV	Netherlands	100.0	100.0	Holding
Viterra Chartering B.V.	Netherlands	100.0	100.0	Marketing
Viterra New Zealand Limited	New Zealand	100.0	100.0	Marketing
Viterra Polska Sp.z o.o.	Poland	100.0	100.0	Marketing
Viterra Silos Sp.z o.o.	Poland	100.0	100.0	Storage and handling
Viterra Bodaczów Sp.z o.o.	Poland	100.0	100.0	Oilseeds crushing
Viterra Romania S.R.L.	Romania	100.0	100.0	Marketing
MZK Export LLC[1]	Russia	-	100.0	Marketing
Rostovsky KHP LLC[1]	Russia	-	100.0	Storage and handling
Antex + LLC[1]	Russia	-	100.0	Holding
Viterra Agriculture Asia Pte. Ltd.	Singapore	100.0	100.0	Marketing
Viterra Chartering Asia Pte. Ltd.	Singapore	100.0	100.0	Marketing
Viterra Agrícola España, SAU	Spain	100.0	100.0	Marketing
Viterra Turkey Tarim LIMITED SIRKETI	Turkey	100.0	100.0	Marketing
Viterra UK Ltd.	UK	100.0	100.0	Marketing
EFI Viterra Ukraine	Ukraine	100.0	100.0	Marketing
Private Joint Stock Company Kolos	Ukraine	100.0	100.0	Oilseeds crushing
Everi LLC	Ukraine	100.0	100.0	Storage and handling
Viterra USA Agriculture LLC	USA	100.0	100.0	Marketing
Viterra USA Grain LLC[2]	USA	100.0	100.0	Storage and handling
Viterra USA Ag Holdings LLC[2]	USA	100.0	100.0	Storage and handling
Viterra USA Ingredients Ingredients LLC[2]	USA	100.0	100.0	Marketing

Viterra Limited 2023 Financial Statements - 91

Notes to the consolidated financial statements

33. PRINCIPAL OPERATING, FINANCE AND INDUSTRIAL SUBSIDIARIES AND INVESTMENTS (continued)

	Country of incorporation	% interest 2023	% interest 2022	Main activity
Flint Hills Grain LLC[2]	USA	80.0	80.0	Storage and handling
Viterra USA LLC	USA	100.0	100.0	Marketing
Viterra Vietnam Company Limited	Vietnam	100.0	100.0	Marketing
Viterra Agriculture Peru S.A.C	Peru	100.0	-	Marketing
Viterra Chile S.A.	Chile	100.0	-	Marketing

Principal associates and joint ventures
Lartirigoyen y Cia S.A.	Argentina	50.0	50.0	Storage and handling
Advanced Organic Materials S.A.[3]	Argentina	-	50.0	Storage and handling
Terminal de Grãos Ponta da Montanha S.A. (‘Barcarena’)	Brazil	50.0	50.0	Storage and handling
Szczecin Bulk Terminal Polska Sp.z o.o.	Poland	49.0	49.0	Storage and handling
Taman Grain Terminal Holdings Ltd[3]	Cyprus	-	50.0	Storage and handling
Company Ukrmill LLC	Ukraine	50.0	50.0	Storage and handling
IGT, LLC	Ukraine	50.0	50.0	Storage and handling
Wings Agriculture Pvt Ltd	India	50.0	50.0	Pea processing and marketing
Kalama Holdco, LLC[2]	USA	15.0	15.0	Storage and handling

1 Refer to disposals of subsidiaries in notes 4 and 23.

2 Acquired through business combination (see note 23).

3 Refer to disposals of joint ventures in note 4.

Viterra Limited 2023 Financial Statements - 92